UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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NATIONSTAR MORTGAGE HOLDINGS INC.

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April 10, 2015

Dear Stockholders,

On behalf of your Board of Directors, I want to take this opportunity to invite you to attend our 2015 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 14, 2015, at 9:00 a.m., local time, at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

All stockholders are cordially invited to attend the meeting. Whether or not you attend the meeting, it is important that your shares be represented and voted. We urge you to complete your proxy card, as provided in the enclosed materials, and return it as soon as possible. You can, of course, vote in person at the meeting but you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the meeting if you choose to do so.

Sincerely,

Jay Bray
Chief Executive Officer

NATIONSTAR MORTGAGE HOLDINGS INC.

8950 Cypress Waters Blvd.

Coppell, Texas 75019

April 10, 2015

NOTICE OF THE

2015 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 14, 2015 9:00 a.m. local time

Place:	Dallas/Fort Worth Airport Marriott 8440 Freeport Parkway Irving, Texas 75063

Business:	1. To elect two Class III directors, Wesley R. Edens and Jay Bray, to serve until the 2018 annual meeting.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

3. To approve an award of Stock Appreciation Rights to the CEO of Solutionstar.

4. To consider and act upon any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 26, 2015.

Voting by Proxy:	It is important that your shares be represented at the meeting. You can vote your shares by completing, signing, dating and returning your completed proxy card or by attending the meeting and voting in person. Even if you plan on attending in person, you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the meeting if you choose to do so.

By order of the Board of Directors,

Elizabeth K. Giddens
Senior Vice President, Deputy General Counsel & Secretary

2015 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to Nationstar Mortgage Holdings Inc. stockholders beginning on or about April 10, 2015. In this proxy statement, “Nationstar,” “Company,” “we,” “us” or “our” refer to Nationstar Mortgage Holdings Inc. or to it and one or more of its subsidiaries. This proxy statement contains information on the matters to be presented at the Company’s 2015 Annual Meeting of Stockholders to be held on May 14, 2015 to assist you in voting your shares.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2015 Annual Meeting of Stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) require us to provide to its stockholders. This proxy statement is also the document used by our Board of Directors (“Board”) to solicit proxies to be used at the annual meeting. Nationstar pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.

When and where will the 2015 Annual Meeting of Stockholders be held?

The meeting will be held on May 14, 2015 at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063 at 9:00 a.m., local time.

What will be voted on?

You will be voting on the following:

Proposal 1:	Election of two Class III directors, Wesley R. Edens and Jay Bray, to the Board;

Proposal 2:	Ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2015; and

Proposal 3:	Approval of an award of Stock Appreciation Rights to the CEO of Solutionstar.

We also will consider any other business that may properly come before the meeting.

Who may vote at the meeting?

All stockholders who owned Nationstar common stock at the close of business on the record date of March 26, 2015, may attend and vote at the meeting.

How do I vote?

You can vote either in person at the meeting or by proxy whether or not you attend the meeting. To vote by proxy you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote after I execute my proxy?

You may revoke a proxy at any time prior to its exercise at the meeting. You can send in a new proxy card with a later date or send a written notice of revocation to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary. If you attend the meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How many votes do I have?

You will have one vote for each share of Nationstar common stock which you owned at the close of business on March 26, 2015, the record date for the meeting.

How many shares of common stock are eligible to vote at the meeting?

At the close of business on March 26, 2015, the record date of the meeting, there was a total of 91,989,775 shares of Nationstar common stock outstanding and eligible to vote at the meeting.

How many shares must be present to hold the meeting?

A majority of the shares of Nationstar common stock outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then the rules of the NYSE provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

If you do not instruct your broker, as to how to vote these shares on Proposal 1 (the election of directors), or Proposal 3 (the approval of the resolution regarding an award of Stock Appreciation Rights to the CEO of Solutionstar) the broker may not exercise discretion to vote for or against those “non-routine” proposals. With respect to Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015), the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your broker so your vote can be counted.

How many votes are required to elect directors and adopt other proposals?

Proposal 1. Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors.

Proposal 2. Ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

Proposal 3. Approval of the resolution regarding an award of Stock Appreciation Rights to the CEO of Solutionstar requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.

How do I attend the meeting?

Admission to the meeting is limited to Nationstar stockholders or their proxy holders. In order to be admitted to the meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Nationstar common stock at the close of business on March 26, 2015, the record date for the annual meeting.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up our corporate governance framework:

•	Corporate Governance Guidelines

•	Audit & Risk Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance (“NCG”) Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers

These documents are accessible on our website at www.nationstarmtg.com by clicking on “Investors,” then “Corporate Governance” and then “Governance Guidelines and Bylaws” or “Committee Membership and Charters.” You may also obtain a free copy of any of these documents by sending a written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary. Any substantive amendment to or grant of a waiver from a provision of the Code of Ethics for the Chief Executive Officer and senior financial officers requiring disclosure under applicable SEC or NYSE rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

• Selection of the Chairman	• Board self-evaluation

• Size of the Board	• Strategic direction of the company

• Board membership criteria	• Board access to management

• Other public company directorships	• Attendance of management at Board meetings

• Independence of directors	• Director interaction with outside constituencies

• Ethics and code of conduct	• Confidentiality

• Conflicts of interest	• Board orientation and continuing education

• Director’s change of job responsibility	• Director attendance at annual meetings of stockholders

• Director retirement age	• Board committees

• Director tenure	• Leadership development, including evaluation of the Chief Executive Officer

• Board compensation	• Succession planning

• Executive sessions for non-management and independent directors

Board Leadership Structure

Although not required, we separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the distinct contributions of these positions. This arrangement allows the Chief Executive Officer to be responsible for the day-to-day leadership, management, direction and performance of the Company, while the Chairman of the Board utilizes his extensive knowledge of the industry to determine growth opportunities and, together with the Chief Executive Officer, develop the strategic direction of Nationstar.

Board’s Role in Risk Oversight

Our risk management is overseen by Ramesh Lakshminarayanan, Executive Vice President and Chief Risk Officer. In this capacity, Mr. Lakshminarayanan is responsible for identifying and prioritizing material risks and discussing them with management and the Board. A summary of Mr. Lakshminarayanan’s professional experience and qualifications is available under the “Executive Officers” section of this proxy statement and on our website. Additionally, we have a Risk Committee, co-chaired by our Chief Executive Officer and Mr. Lakshminarayanan, to oversee the management of identifying and monitoring of certain risks of the Company.

While management is responsible for day-to-day risk management of our operations, the Board is responsible for overseeing enterprise-wide risks. The Board uses its standing committees (more fully discussed below) to monitor and address what may be within the scope of each committee’s expertise or charter. For example, the Audit & Risk Committee oversees the financial statements, accounting and auditing functions and risk management and compliance, the Compensation Committee oversees our compensation programs and the NCG Committee oversees director qualifications, Board structure and corporate governance matters. In addition to getting information from its committees, the Board also receives updates directly from members of management. In this regard, Mr. Bray, due to his position as both Chief Executive Officer and director of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of our operations.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Nationstar and its stockholders. Accordingly, our Corporate Governance Guidelines (a copy of which may be found in the “Investors – Corporate Governance” section of our website) provide that a majority of its directors shall be independent in accordance with the NYSE listing standards.

Board, Committee and Annual Meeting Attendance

The Board held 18 meetings during 2014. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he served, except for Mr. Edens. Mr. Edens was unable to attend certain meetings due to unforeseen scheduling conflicts, but reviewed the advance materials and his views were represented at the meetings by Mr. Bray. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2014, four out of six directors attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least once a year. No presiding non-management director has been selected but a presiding director is appointed to preside at each executive session on an ad hoc basis.

Communications with the Board

Any Nationstar stockholder or other interested party who wishes to communicate with the Board or any of its members may do so by writing to: Board of Directors (or one or more named directors) c/o Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at (866) 919-3222 or via The Network, Inc.’s website at
https://www.reportlineweb.com/welcome.aspx?Client=Nationstar. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Anthony Villani, Executive Vice President and General Counsel, Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the general counsel and other appropriate persons as determined by the Audit & Risk Committee. The general counsel reports to the Audit & Risk Committee on such communications.

Criteria and Procedures for Selection of Director Nominees

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee of the Board conducts the initial screening and evaluation process. As provided in the Company’s Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:

•	requirements of applicable laws and NYSE listing standards;

•	strength of character;

•	judgment;

•	business experience and areas of expertise;

•	composition of the Board;

•	principles of diversity;

•	time availability and dedication; and

•	conflicts of interest.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary, generally not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders:

•	The stockholder’s name, address and the class, series and number of shares that he or she owns;

•	Representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the annual meeting;

•	The name, address and other required information of the stockholder’s nominee for director;

•	A description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and

•	The nominee’s consent to being named in the proxy statement as a nominee and to serving on the Board.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate. While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would remain subject to FIF HE Holdings LLC’s (the “Initial Stockholder”) rights as discussed below under the caption “Certain Relationships and Related-Party Transactions—Stockholders Agreement.”

BOARD OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board shall consist of not less than three and not more than 11 directors, as may be determined from time to time by the entire Board. As of the date of this proxy statement, the Board consists of six members, five of whom are non-employee directors.

The Board is also divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. Our current Board is classified as follows:

Class	Term Expiration	Director
Class I	2016	Roy A. Guthrie
		Michael D. Malone

Class II	2017	Robert H. Gidel
		Brett Hawkins

Class III	2015	Wesley R. Edens
		Jay Bray

The Board has also determined that each of Messrs. Gidel, Guthrie, Hawkins and Malone satisfies our independence standards and further that each of them is independent of us and our management within the meaning of the NYSE’s listing standards.

The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Nationstar common stock can elect all of the directors standing for election.

Committees of the Board

The Board has three principal standing committees. Committee members consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent,” as defined under NYSE listing standards.

Audit & Risk Committee

The Audit & Risk Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of: (a) the accounting and financial reporting process and integrity of our financial statements; (b) our compliance with legal and regulatory requirements; (c) the annual independent audit of our financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (d) the performance of our internal audit function; and (e) risk management and compliance; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of our independent registered public accounting firm; (iii) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm; and (iv) prepare the Report of the Audit & Risk Committee as required by the rules of the SEC. The Audit & Risk Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the Audit & Risk Committee’s Charter is available at our website.

The members of the Audit & Risk Committee are Messrs. Guthrie (chairman), Gidel, and Malone. The Board has determined that (i) each is “independent”; (ii) each is “financially literate”; and (iii) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Exchange Act and the NYSE. Mr. Guthrie currently serves on the audit committees of more than three public companies; however, the Board has determined that such service does not impair the ability of Mr. Guthrie to effectively serve on Nationstar’s Audit & Risk Committee. The Audit & Risk Committee met nine times in 2014.

Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; (iv) review, approve or ratify related-party transactions and other matters that may pose conflicts of interest; and (v) oversee the evaluation of the Board and the Company’s management. A copy of the NCG Committee Charter is available on our website. See “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” for more information about the process for identifying and evaluating nominees for director.

The members of the NCG Committee are Messrs. Malone (chairman), Gidel and Hawkins. Each member of our NCG Committee is independent, as defined under the rules of the NYSE. The NCG Committee met 11 times in 2014.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to: (i) oversee our compensation and employee benefit plans and practices, including our executive compensation plans, and incentive-compensation and equity-compensation plans; (ii) review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC; and (iii) prepare the Compensation Committee Report as required by the rules of the SEC. A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. In December 2014, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to assist the Compensation Committee with its responsibilities related to our executive and Board compensation programs for 2015. PM&P does not provide other services to Nationstar. Additionally, based on (i) standards promulgated by the SEC and the NYSE to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (ii) the analysis conducted by PM&P in its independence review, the Compensation Committee concluded that PM&P is an independent and conflict-free advisor to Nationstar. For more information on the compensation advisor, see “Role of Compensation Advisor” in the Compensation Discussion and Analysis section of this proxy statement.

The Nationstar Mortgage Holdings Inc. Amended and Restated 2012 Incentive Compensation Plan (“2012 ICP”), discussed below under the caption “Compensation Discussion and Analysis– Long Term Incentive Awards”, permits the Compensation Committee to delegate its authority to grant non-executive employee awards to a subcommittee consisting of one or more members of the Board or employees of Nationstar or its subsidiaries. Pursuant to this authority, the Compensation Committee has delegated to (i) the Incentive Awards Committee, which consists of Jay Bray, a director and the Chief Executive Officer of Nationstar, the authority to make certain awards to Nationstar employees who are not Nationstar executive officers and (ii) Kal Raman, the Chief Executive Officer of Solutionstar to make certain awards to Solutionstar employees who are not Nationstar executive officers.

The members of the Compensation Committee are Messrs. Hawkins (chairman), Gidel and Malone. Each member of our Compensation Committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the Compensation Committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code. The Compensation Committee met ten times in 2014.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2014, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

In 2014, the Compensation Committee, in consultation with PM&P, evaluated the compensation of our independent directors and increased their compensation. Independent director fees are payable in semi-annual installments, based on the following annual fees:

Independent Director	Cash Retainer	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member
Mr. Gidel	$80,000	—	—	—	$15,000	$10,000	$7,500
Mr. Guthrie	$80,000	$30,000	—	—	$15,000	—	—
Mr. Hawkins	$80,000	—	$10,000	—	—	$10,000	$7,500
Mr. Malone	$80,000	—	—	$10,000	$15,000	$10,000	$7,500

The following table sets forth certain information regarding the compensation earned in 2014 by our independent directors:

Name (a)	Fees earned or paid in cash ($) (b)	Total ($) (h)
Wesley R. Edens(1)	—	—
Robert H. Gidel	112,500	112,500
Roy A. Guthrie	125,000	125,000
Brett Hawkins	107,500	107,500
Michael D. Malone	122,500	122,500

(1)	Mr. Edens is not an independent director (he is affiliated with Fortress Investment Group LLC (“Fortress”), see discussion below under the caption “Certain Relationships and Related-Party Transactions”) and, as such, receives no compensation from us for his service as our director.

Fees to independent directors may be made by issuance of Nationstar common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings.

Prior to 2014, the last equity awards to the independent directors were restricted stock awards granted in connection with our initial public offering. On August 20, 2014, the Board approved, based on the recommendation of the Compensation Committee, a grant of restricted stock units to each of the independent directors. The restricted stock units will be granted on the date of the 2015 Annual Meeting of Stockholders with a grant date fair value of $330,000, which vests in installments of 33.3%, 33.3% and 33.4% respectively on the first three anniversaries of the grant date. The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director.

EXECUTIVE OFFICERS

Other than Mr. Bray, who is a director and whose business experience is summarized under “Proposal 1—Election of Directors” the following is a summary of the business experience of our executive officers (ages are as of the date of the annual meeting):

Harold Lewis, age 54

President and Chief Operating Officer

Mr. Lewis joined Nationstar in February 2012 as its President and Chief Operating Officer. He also has held the same position at Nationstar Mortgage LLC since September 2012. Mr. Lewis was previously the Chief Operating Officer at CitiMortgage. Mr. Lewis joined CitiMortgage in April 2009 as head of the Citi Homeowner Assistance Program. Prior to CitiMortgage, Mr. Lewis held executive positions at Fannie Mae for seven years, most recently as Senior Vice President of National Servicing. Mr. Lewis has also held senior management roles with Resource Bancshares Mortgage Group, Nations Credit, Bank of America/Barnett Bank, Cardinal Bank Shares and Union Planter National Bank.

Ramesh Lakshminarayanan, age 52

Executive Vice President and Chief Risk Officer

Mr. Lakshminarayanan joined Nationstar in 2012 as its Executive Vice President and Chief Risk Officer. He also holds the same position at Nationstar Mortgage LLC. He has over 20 years of experience managing credit risk, with over 10 years of experience in risk management specific to the mortgage industry. Prior to joining Nationstar, Mr. Lakshminarayanan worked for JPMorgan Chase from 2006 to December 2011, where he served as Chief Risk Officer Retail/Chief Risk Officer of Chase Home Lending and from January 2012 to June 2012 as Head of Capital Market Operations for Mortgage Banking. From 2001 to 2004, Mr. Lakshminarayanan worked for CitiFinancial as Chief Risk Officer of CitiFinancial Mortgages and from 2004 to 2006 as Group Chief Risk Officer of Consumer Finance North America.

Amar R. Patel, age 43

Executive Vice President of Portfolio Investments

Mr. Patel has served as Nationstar’s Executive Vice President of Portfolio Investments since 2011. He holds the same position at Nationstar Mortgage LLC and has served in this capacity since joining Nationstar in June 2006. Mr. Patel has over 20 years of experience in the mortgage industry. From 1993 to 2006, Mr. Patel held various management roles at Capstead Mortgage Corporation, last serving as Senior Vice President of Asset and Liability Management.

Chad T. Patton, age 42

Executive Vice President

Mr. Patton joined Nationstar in August 2013 and was elected as Executive Vice President of Nationstar in December 2013. Mr. Patton is responsible for Loan Origination and Business Development. Mr. Patton has more than 20 years of experience in the banking and mortgage industries. Prior to joining Nationstar, Mr. Patton served as Managing Director-Private Equity for Lone Star US Acquisitions LLC from 2011 to 2013. From 2008 to 2011, Mr. Patton worked for Hudson Advisors LLC (the captive asset management arm of Lone Star Funds) as Managing Director-Asset Management. From 2004 to 2008, Mr. Patton worked for Aegis Mortgage Corporation as Senior Vice President-Corporate Development and Finance. From 1999 to 2004, Mr. Patton worked for Bank of America Securities LLC as Vice President-Financial Institutions Investment Banking.

Kal Raman, age 46

CEO, Solutionstar

Mr. Raman has served as the Chief Executive Officer of Solutionstar since November 2014. He has more than 20 years of experience in technology, e-commerce and retail businesses. Prior to joining Solutionstar, from May 2012 to November 2014, Mr. Raman held various leadership roles at Groupon, Inc:, where he served as Chief Executive Officer of Groupon’s Asia Pacific region from August 2014 to November 2014; from August 2012 to August 2014, he served as Groupon’s Chief Operating Officer; and from May 2012 to August 2012, he served as Senior Vice President, Americas. During April 2012, Mr. Raman served as Vice President, Global Fulfillment at eBay, Inc. and served as a consultant from December 2011 to March 2012. From October 2006 to September 2011, Mr. Raman held various leadership roles at Global Scholar (an enterprise education software company) where he served as the Chief Executive Officer from February 2007 to September 2011, prior to which he served as the Chief Executive Officer of KUE Digital (which was renamed and incorporated as Global Scholar) from October 2006 to February 2007. From 2004 to 2006, Mr. Raman served as Senior Vice President, WW Hardlines, Marketing, Retail Technology for Amazon.com. Mr. Raman also served in various management roles at Drugstore.com, Blockbuster, LLC and Wal-Mart Stores, Inc. earlier in his career.

Robert D. Stiles, age 42

Executive Vice President and Chief Financial Officer

Mr. Stiles has served as Nationstar’s Executive Vice President and Chief Financial Officer since May 2014. He holds the same position at Solutionstar which he joined in January 2013 and at Nationstar Mortgage LLC where he has served as Executive Vice President since May 2013. Prior to joining Solutionstar, Mr. Stiles served as the Chief Financial Officer of Altisource Portfolio Solutions S.A. (a publicly-traded real estate solutions provider) from 2009 to 2012. Prior to Altisource, Mr. Stiles served as Director & Controller for Centerline Capital Group (a real estate finance company) from 2007 to 2009; as Vice President, Assistant Controller for Viacom from 2006 to 2007; and has served in various senior financial roles at Time Warner Inc. Mr. Stiles also served for eight years in various positions at KPMG LLP and is a Certified Public Accountant.

Anthony W. Villani, age 58

Executive Vice President and General Counsel

Mr. Villani has served as Nationstar’s Executive Vice President and General Counsel since 2012. He also holds the same position at Nationstar Mortgage LLC, which he joined in October 2011 as an Executive Vice President. Mr. Villani also served as the Company’s Secretary from February to August of 2012. Prior to joining Nationstar, Mr. Villani was Vice President and Associate General Counsel of Goldman, Sachs & Co. where he served as the managing attorney for Litton Loan Servicing LP, a Goldman Sachs company, from June 2008 until September 2011. He has also served as Executive Vice President and General Counsel of EMC Mortgage Corporation, a wholly-owned subsidiary of The Bear Stearns Companies Inc.

PROPOSAL 1

ELECTION OF DIRECTORS

The terms of the Class III directors, consisting of Messrs. Wesley R. Edens and Jay Bray, will expire at the 2015 Annual Meeting of Stockholders. Each has been nominated by the Board to serve as a continuing director for a new three-year term expiring at the 2018 Annual Meeting of Stockholders. Each nominee selected will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

In determining whether to nominate each of the Class III directors for another term, the Board considered not only the designation of these directors by the Initial Stockholder, but also the factors discussed above under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” and concluded that each possesses those talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for each director nominee and the continuing directors serving unexpired terms are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors. Abstentions and broker non-votes will not have any effect on the election of a director.

The Board believes that each director nominee will be able to stand for election. If you do not wish your shares voted for one or both of the nominees, you may so indicate when you vote.

The Board recommends a vote FOR the election of each of the nominees listed below for director.

Nominees for election at this meeting to a term expiring in 2018

Wesley R. Edens, age 53

Our director since 2012; Chairman of the Board of Directors

Mr. Edens has been Co-Chairman of the board of directors of Fortress, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings, LLC, since August 2009. From 2006 to 2009, he was Chairman of the board of directors of Fortress. He has also been a member of the Management Committee of Fortress since co-founding Fortress in 1998. He is responsible for Fortress’s private equity and publicly traded alternative investment businesses. He is also Chairman of the board of directors of each of Florida East Coast Railway Corp. (a full service drayage provider), Mapeley Limited (a real estate investment company), New Media Investment Group Inc. (a media investment company), New Residential Investment Corp. (a real estate investment trust focused on investing in, and managing, investments related to real estate), New Senior Investment Group (a senior housing properties real estate investment trust) and Newcastle Investment Corp. (“Newcastle”) (a real estate investment and finance company) and a director of Intrawest Resorts Holdings, Inc. (a mountain resort and adventure company), Gaming and Leisure Properties, Inc. (a gaming-focused real estate investment trust), Springleaf Finance Corporation (a mortgage and loan servicing company), Springleaf Finance Inc. (a financial services company) and Springleaf Holdings Inc. (a consumer finance company). Mr. Edens was Chief Executive Officer of Global Signal Inc., a real estate investment trust, from February 2004 to April 2006 and Chairman of its board of directors from October 2002 to January 2007. Mr. Edens also previously served on the boards of the following publicly traded companies and registered investment companies: Brookdale Senior Living Inc. from September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; Penn National Gaming Inc. from October 2008 to November 2013; Gatehouse Media Inc. from June 2005 to November 2013; Rail America Inc. from November 2006 to October 2012; Aircastle Limited from August 2006 to August 2012; Eurocastle Investment Limited, from August 2003 to November 2011; and Fortress Investment Trust II, from July 2002 until it was deregistered with the SEC in January 2011. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens’ extensive credit, private equity, finance and management expertise, experience as an officer and director of public companies and deep familiarity with Nationstar qualify him to serve as a Nationstar director.

Jay Bray, age 48

Our director since 2012

Mr. Bray has also served as our Chief Executive Officer since 2012 and as our Executive Vice President and Chief Financial Officer from May 2011 to February 2012. In addition, he has served as the President of our wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has more than 25 years of experience in the mortgage servicing and originations industry. From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America. Mr. Bray is a Certified Public Accountant in the State of Georgia. Mr. Bray’s in-depth experience and understanding of the financial services and Nationstar’s business and operations qualify him to serve as a Nationstar director.

Directors whose terms expire in 2016

Roy A. Guthrie, age 62

Our director since 2012; Chair of the Audit & Risk Committee

Mr. Guthrie is also a member of the audit committee of Lifelock, Inc., an identity theft protection and risk assessment services company, and has been one of its directors since 2012. He also serves as a member of the board of directors and as a member of the audit and nominating and corporate governance committees of Garrison Capital, Inc, an investment company. He also serves as a director and as a member of the audit, compensation and compliance committees of Springleaf Holdings, Inc., a financial services company and affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC. In July 2014, he was appointed to the board of directors of Synchrony Financial, consumer financial services company, and serves as a member of its audit committee, risk committee and nominating and corporate governance committee. Mr. Guthrie served as a director of Bluestem Brands, Inc., a consumer products online retailer, from 2010 until 2014. From 2005 to 2012, he served as Executive Vice President of Discover Financial Services, a direct banking and payment services company, where he also served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010. Prior to joining Discover Financial Services, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, and he served on Citigroup’s Management Committee throughout this period. Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board from 1998 to 2000. Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an officer and director of public companies qualify him to serve as a Nationstar director.

Michael D. Malone, age 61

Our director since 2012; Chair of the NCG Committee and member of the Audit & Risk and Compensation Committees

In November 2012, Mr. Malone was appointed to the board of directors of Walker & Dunlop, Inc., a real estate financial services company, where he serves as a member of the audit and compensation committees. In November 2014, Mr. Malone was appointed to the board of directors of New Senior Investment Group, a senior housing properties real estate investment trust, where he serves as a member of the audit and nominating & corporate governance committees. From January 2008 until June 2013, Mr. Malone served as a Director and a member of the compensation committee and the audit committee of Morgans Hotel Group Co. From February 2008 until February 2012, he served as a Managing Director of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC, where he was in charge of the Charlotte, North Carolina office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses. Mr. Malone’s extensive experience in both financial services and real estate qualify him to serve as a Nationstar director.

Directors whose terms expire in 2017

Robert H. Gidel, age 63

Our director since 2012; member of the Audit & Risk, Compensation and NCG Committees

Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. He has also been a member of the board of directors and the chairman of the compensation committee of Developers Diversified Realty, a real estate investment trust, since 1999. Mr. Gidel was President and Chief Executive Officer of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, from 2007 until 2009. Mr. Gidel has also served as chairman of the board of directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. From 2002 until 2007, Mr. Gidel was also a member of the board of directors and lead director of Global Signal Inc., a real estate investment trust. He also served as a trustee of Fortress Registered Investment Trust from 1999 to 2010 and of Fortress Investment Trust II, LLC from 1999 to 2011, both of which were registered investment companies. From 1996 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the board of directors of U.S. Restaurant Properties, Inc. from 2001 until 2005 and a member of the board of directors of American Industrial Properties Real Estate Investment Trust from 1999 until 2001. Mr. Gidel is a National Association of Corporate Directors Board Leadership Fellow. Mr. Gidel’s extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Nationstar director.

Brett Hawkins, age 51

Our director since 2012; Chair of the Compensation Committee and member of the NCG Committee

Mr. Hawkins has spent the last 15 years as a digital media and technology entrepreneur focusing on social networking and e-commerce in the movie, music and video game industries and in advising companies in the entertainment, healthcare and charitable industries. He is currently building an internet music social media and curation platform called edm.me which is presently in Open Beta. Previously, he co-founded GGL Global Gaming, a private video game, social networking and digital content distribution platform, in 2004, and served in various executive roles until 2011. He also previously served as Vice President for Finance of DVDExpress.com, Inc. and President of its successor, Express Media Group, an early e-commerce business selling movies, music and video games from 2000 to 2004. Mr. Hawkins has also held senior management positions at UBS/Warburg Dillon Read, where from 1997 to 1999 he was a Managing Director overseeing European Principal Finance; BlackRock Capital Finance, where from 1996 to 1997 he was Director of European Acquisitions & Operations; Lehman Brothers, where from 1994 to 1996 he was an Executive Director of Lehman Brothers International Europe and from 1993 to 1994 a Senior Vice President at Lehman Brothers, Inc.; and Salomon Brothers Inc., where from 1988 to 1993 he was a Vice President of Mortgage Trading with responsibility for Whole Loan CMO Business. He is a member and Board Leadership Fellow of the National Association of Corporate Directors. Mr. Hawkins’ extensive experience in financial services as well as valuable knowledge of the mortgage, financial industry, digital media and technology qualify him to serve as a Nationstar director.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit & Risk Committee has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Accounting Standard No. 16 (Communications with Audit Committee). The Audit & Risk Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence, and the Audit & Risk Committee discussed with the independent registered public accounting firm its independence. The Audit & Risk Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee:

Roy A. Guthrie, Chairman
Robert H. Gidel
Michael D. Malone

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of Ernst & Young LLP is not ratified, the matter of the appointment of the independent registered accounting firm will be re-considered by the Audit & Risk Committee.

It is anticipated that a representative of Ernst & Young LLP will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2014	2013
Audit Fees(1)	$4,420,000	$4,640,601
Audit-Related Fees(2)	1,052,000	520,500
Tax Fees(3)	149,595	100,000
All Other Fees	—	—

Total Fees	$5,621,595	$5,261,101

(1)	These amounts consist of aggregate fees billed by Ernst & Young LLP which primarily relate to professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q, review of our S-4 and S-3 registration statements and review of our prospectus related to debt offerings.
(2)	These amounts consist of aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not described under Audit Fees. Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters, Regulation AB and other servicer compliance-related matters and audits of employee benefit plans.
(3)	These amounts consist of aggregate fees billed by Ernst & Young LLP for professional services for tax advice.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2014 by our independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide an understanding of the compensation program for our named executive officers for 2014: (1) Chief Executive Officer, Jay Bray; (2) Executive Vice President and Chief Financial Officer, Robert D. Stiles; (3) Executive Vice President, Chief Strategy and External Affairs Officer, David C. Hisey; (4) Executive Vice President and Chief Risk Officer, Ramesh Lakshminarayanan; (5) President and Chief Operating Officer, Harold Lewis; and (6) Chief Executive Officer of Solutionstar, Kal Raman. The elements of their compensation are set forth in greater detail in the compensation tables and related disclosures following this section.

Executive Officer Changes

On April 2, 2014, we announced two leadership appointments that leverage the strengths of our executive team to support the strategic expansion of our platform and service offerings. To maximize our ability to capture future growth opportunities, David Hisey assumed the newly-created position of Chief Strategy and External Affairs Officer to develop and drive implementation of our strategic plans and external relations efforts. Robert Stiles, former Chief Financial Officer of our subsidiary, Solutionstar, assumed the Chief Financial Officer role. The new leadership appointments were effective May 2014, immediately after the filing of our Form 10-Q for the first quarter of 2014.

On November 4, 2014, we announced hiring leading technology executive Kal Raman as Chief Executive Officer of Solutionstar. Mr. Raman has more than two decades of experience in technology and retail businesses and has an extensive record of leadership at innovative, consumer-focused technology companies, including Groupon, eBay and Amazon. Mr. Raman oversees all activities relating to the advancement of Solutionstar’s effort to deliver comprehensive, end-to-end online services for homebuyers, home sellers and real estate professionals. For more information on the terms of Mr. Raman’s employment with Solutionstar, see “Employment Agreements—Employment Agreement of Mr. Raman” below.

2014 Performance Overview

The year 2014 marked our second full year as a public company. Our executive compensation decisions were designed to motivate, retain and reward our executives, which was a key to our 2014 performance. We achieved strong performance from each business line despite a challenging regulatory and operating environment. We executed on a number of strategic initiatives that resulted in a stronger capital and liquidity position, increased cash flows, strengthened operations, growth and increased profitability across each segment. Additionally, we are one of the strongest non-bank residential servicers from a capital, technology, operations and financial perspective and are well positioned for continued growth as we moves into 2015. Some notable accomplishments for 2014 include:

•	Completed approximately 80,000 solutions for our mortgage servicing customers during 2014, including modifications and workouts, reflecting our continued commitment to foster and preserve home ownership.

•	Reduced our delinquency rate, measured as loans that are 60 or more days behind in payments, to 9.9% from11.8% at the start of the year.

•	Launched an enhanced customer feedback portal that allows customers to provide reviews and provides them another avenue to communicate issues and for timely resolution.

•	Funded over $16.9 billion in mortgage loans for the year, including $9.4 billion related to retaining customers from our servicing portfolio.

•	Continued the transformation of Solutionstar into a premier real estate services provider and provider of leading technology to the residential real estate industry. As part of this transition, we also acquired Real Estate Digital (a provider of data and technology to real estate professionals) as well as Title 365 (industry leading technology-enabled title agency with significant third-party business and a proven purchase title business), which closed in early January 2015.

•	Redeemed $285 million of unsecured senior notes with a coupon rate of 10.875% in July 2014.

•	Successfully on-boarded $51.3 billion in unpaid principal balance and 307.3 thousand loans.

•	Refinanced over $6.8 billion in HARP loans, providing relief to 40,863 customers.

In 2015, our strategy is to deliver our services in a manner that ultimately better serves and empowers our customers so that we create customers for life, which should translate into future financial success.

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to attract, motivate and retain the most talented and dedicated executives and to align their annual and long-term incentives with Company performance while enhancing stockholder value. To achieve these goals we seek to maintain compensation plans that:

•	Align compensation with Company and business unit goals to enhance ownership and accountability;

•	Drive the achievement of Company, business unit and individual goals, both short- and long-term;

•	Deliver a mix of fixed and at-risk compensation; and

•	Deliver competitive pay opportunity, commensurate with performance.

As a result of our pay-for-performance philosophy, more than 92% of our Chief Executive Officer’s 2014 compensation is determined based on the achievement of the Company’s and his performance. On average, 86% of our other named executive officer’s compensation is also based on the Company’s and their individual performance.

Process for Setting Executive Officer Compensation

Role of Compensation Committee. The Compensation Committee administers our compensation plans, programs and policies relating to our named executive officers, including all the plans described below. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. It also conducts an annual evaluation of the Chief Executive Officer’s performance. As part of this compensation setting process, the Compensation Committee, with assistance from its compensation advisor, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our comparator group. Additionally, we, in consultation with the Initial Stockholder, make recommendations to the Compensation Committee regarding the compensation of our named executive officers. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers, including the Chief Executive Officer.

Role of Named Executive Officers. Other than the Chief Executive Officer and the Chief Financial Officer, our named executive officers do not, either individually or as a group, play a direct role in determining executive compensation. The Chief Executive Officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and, together with the Chief Financial Officer, offers for consideration recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers.

Role of Compensation Advisor. The Compensation Committee has the authority under its charter, in its sole discretion, to engage the services of a compensation advisor or other advisors to assist the Compensation Committee in the performance of its duties. The Compensation Committee retained PM&P to serve as the Compensation Committee’s independent compensation advisor on matters related to executive and board of director compensation. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee on matters relating to the compensation of our executive officers and directors. The Compensation Committee annually reviews and establishes the scope of the engagement of the compensation advisor, which is reflected in an engagement letter between the compensation advisor and the Compensation Committee.

During 2014, the Compensation Committee requested that PM&P:

•	Conduct an analysis of compensation for our executive officers and directors for 2014;

•	Assess how compensation aligned with our philosophy and objectives;

•	Review our comparator group;

•	Assist the Compensation Committee in the review of incentive plan design and related benefit programs; and

•	Provide the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

Risk Considerations. In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage our named executive officers to take unreasonable risks relating to the business. Our named executive officers’ ownership interest in the Company aligns their interests with our long-term performance and discourages excessive risk taking. The Compensation Committee does not believe our compensation programs are reasonably likely to have a material adverse effect on the Company.

Consideration of Stockholder Advisory Vote on Compensation. At our 2014 Annual Meeting of Stockholders, our stockholders voted on a non-binding advisory resolution on the compensation of our named executive officers. Approximately 98% of the voting stockholders approved the resolution, excluding abstentions and shares that were not voted. The Compensation Committee viewed the results of the advisory vote as demonstrating broad stockholder support for our current executive compensation program and continued to apply similar policies and objectives in determining compensation for 2014 that it applied in 2013.

Tax Considerations. As a new publicly-traded company, we have thus far generally been able to rely on a “grandfather” clause under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and deduct the majority of compensation earned by named executive officers. However, Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the Chief Executive Officer and certain other of our most highly paid executive officers. This deduction limitation, however, does not apply to certain “performance based” compensation. It is the Compensation Committee’s general policy to consider whether particular payments and awards to our named executive officers are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in establishing executive compensation programs. In addition, none of our named executive officers are eligible for gross-up payments to cover excise taxes in connection with a change in control termination event.

Stock Ownership Guidelines. Although we do not have requirements or guidelines specifying amounts of ownership of Nationstar common stock for our named executive officers, we do promote and encourage the aligning of their interests with those of our stockholders by providing them with significant restricted stock awards. Including restricted stock awards, the ownership levels of our named executive officers generally significantly exceed the typical ownership guidelines established in the marketplace. For example, while competitive practice might indicate that the chief executive officers hold 5-6 times their salary, our Chief Executive Officer, Jay Bray, directly owns Nationstar common stock worth more than 30 times his salary, well in excess of typical market guidelines.

Anti-Hedging / Anti-Pledging Policies. Our Insider Trading Compliance Program prohibits its employees and directors from engaging in hedging transactions in Nationstar common stock, margining Nationstar common stock or pledging Nationstar common stock as collateral for a loan.

Elements of Compensation

The total compensation of our named executive officers in 2014 consisted of three principal elements:

•	base salary;

•	non-equity incentive awards (annual cash bonuses); and

•	long-term incentive awards (equity and/or cash).

Determinations regarding any one element affect determinations regarding each other element, with the goal to set overall compensation at an appropriate level to be able to attract and retain top talent. In this regard, the Compensation Committee considers which different compensation elements are at-risk in setting the levels for each other element. For example, the amount of base salary paid to a named executive officer is considered in determining the amount of any cash bonus or restricted stock award. But the relationship among the elements is not strictly formulaic due to the need to evaluate the likelihood that the at-risk components of compensation will actually be paid at any particular level. The overall compensation packages of each of our named executive officers are variable from year to year and are based on their respective experience and individual performance, current market conditions, business trends and overall Company performance.

The combination of non-equity incentive awards (generally annual cash bonuses) and long-term incentive awards seeks to strike the appropriate balance between the near-term focus on Company profitability and individual performance, and the long-term focus to create enhanced stockholder value.

Comparator Group

The Compensation Committee with assistance from PM&P developed a group of comparator companies (the “Comparator Group”). The Compensation Committee used findings from the compensation review to further inform the Compensation Committee as to our named executive officer’s pay position, overall program design and program leverage relative to peers. The Comparator Group is comprised of companies similar in size (revenues, assets and market capitalization) as well as industry (financial and real estate services and technology/data processing). Twenty-seven companies were included in the Comparator Group in the first half of 2014. The Compensation Committee with assistance from PM&P reassessed the Comparator Group for the second half of 2014 as a result of our increasing focus on technology and data processing. The Comparator Group in the second half of 2014 consisted of 22 companies. The following are companies were included in the Comparator Group during 2014:

• Alliance Data Systems Corp.**	• Hudson City Bancorp, Inc.**

• Altisource Portfolio Solutions S.A.	• Huntington Bancshares Inc.

• Astoria Financial Corp.**	• Jones Lang LaSalle Inc.**

• Capital One Financial Corp.	• Lender Processing Services, Inc.**

• CIT Group Inc.	• Ocwen Financial Corp.

• Comerica Inc.	• Paychex, Inc.**

• CoreLogic, Inc.	• PennyMac Combined Entities

• Equifax, Inc.	• PHH Corp.

• Equinix, Inc.	• Realogy Holdings Corp.

• EverBank Financial Corp.	• Redwood Trust, Inc.

• Expedia*	• Stonegate Mortgage Corp.

• Fidelity National Information Services, Inc.	• TFS Financial Corp.**

• First Horizon National Corp.**	• TripAdvisor*

• First Republic Bank	• Walter Investment Management Corp.

• Fiserv, Inc.**	• Zillow*

• Home Away*

*	Expedia, HomeAway, TripAdvisor and Zillow were added during the second half of 2014 to reflect our increasing focus on technology and data processing.
**	Alliance Data Systems Corp., Astoria Financial Corp., First Horizon National Corp., Fiserv, Inc., Hudson City Bancorp, Inc., Jones Lang LaSalle Inc., Lender Processing Services, Inc., Paychex, Inc., TFS Financial Corp. were eliminated during the second half of 2014 to rebalance the focus of the Comparator Group towards technology and data processing companies and reduce the number of comparators.

Base Salary

Base salaries are set depending on the scope of each executive’s respective responsibilities and what is necessary to recruit and retain skilled executives. Base salaries are reviewed annually in accordance with our named executive officer’s annual performance evaluation and may be modified from time to time in view of our named executive officer’s individual responsibilities, individual and company performance, and experience. Periodic salary adjustments are intended to reward individual performance and are also intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities.

Base salaries are intended to complement the performance oriented components (non-equity annual incentive and long-term incentive awards) of our compensation program by assuring that our named executive officers will receive an appropriate minimum level of compensation. In general, base salary is the smallest component of the overall compensation package, representing less than 15% of total direct compensation, on average.

In determining base salary for 2014, the Compensation Committee considered our pay-for-performance culture, our philosophy to have low fixed and high performance-based compensation, and the performance of the given executive. The Compensation Committee decided that none of our named executive officers would receive a salary increase in 2014, other than Mr. Stiles, whose salary was increased due to his appointment to the position of Executive Vice President and Chief Financial Officer. The following table sets forth information regarding our named executive officers annual base salaries for 2014:

Name	2014 Base Salary	2013 Base Salary	Change
Jay Bray	$450,000	$450,000	$0
Robert D. Stiles(1)	$400,000	$300,000	$100,000
David C. Hisey	$400,000	$400,000	$0
Ramesh Lakshminarayanan	$380,000	$380,000	$0
Harold Lewis	$450,000	$450,000	$0
Kal Raman(1)	$600,000	N/A	N/A

(1)	On an annualized basis. Mr. Stiles became our Chief Financial Officer on May 9, 2014; Mr. Raman’s start date with Solutionstar was November 10, 2014.

Annual Incentives

For executive officers we maintained two annual incentive plans in 2014, the Nationstar Mortgage LLC’s Annual Incentive Compensation Plan (the “Annual Incentive Plan” or “AIP”) and the Nationstar Mortgage LLC Executive Management Incentive Plan (the “Executive Management Incentive Plan” or “EMIP”). No executive officer participated in both plans during 2014. Mr. Raman was not eligible to participate in an annual incentive plan in 2014 because he joined Solutionstar in November 2014.

Annual Incentive Compensation Plan. Annual bonus incentives for certain of our executive officers are determined and paid under the AIP. Annual bonus incentives granted pursuant to the AIP are tied to short-term performance and form an important part of the compensation program. The AIP is designed to provide incentives for designated executive officers to increase certain financial measures of the Company, as well as personal objectives in relation to those measures. The AIP provides for payment of annual incentive bonuses from a pool equal to a percentage of the Company’s operating cash flow. To align with our strategy of creating a profitable, capital-efficient company that delivers increasing value to stockholders, in 2014, the Compensation Committee approved amending the AIP to reduce the bonus pool from 5% of the Company’s operating cash flow to 4% of the Company’s operating cash flow. For 2014, operating cash flow is equal to adjusted EBITDA from the origination, servicing and Solutionstar segments adjusted in a manner consistent with our financial reporting less capitalized servicing net of related sale of excess spread financing and principal payments on excess spread financing plus impairments of equity method investments. Tying incentive awards to operating cash flow puts a significant portion of these executives’ bonus at risk and ties their compensation to our operational and financial results. The Company’s operating cash flow was chosen as an incentive metric because it reflects the effectiveness with which the executives manage the Company on a short- and long-term basis. In addition, to encourage focus on meeting stockholder value over the long term, the AIP provides that a portion of a participating executive’s award may be paid in shares of common stock granted pursuant to the 2012 ICP described below.

For each year, the Compensation Committee determines which of our executive officers will participate in the AIP and the allocable percentage of the bonus pool for each participating executive officer for that year. With respect to 2014, the Compensation Committee determined that Messrs. Bray, Lakshminarayanan, Lewis and another executive officer were participants in the AIP. Although there is no guarantee that an executive officer will continue to participate in the AIP, any continuing participating executive officer’s allocable percentage may not be reduced to less than 75% of that executive officer’s percentage for the prior year. To be eligible to receive the award, the executive officer must not only be selected each year but also be employed by the Company (and not have given notice of intent to resign) on the last day of the year to which the bonus relates.

The following table sets forth information regarding the Compensation Committee’s determination of the initial allocation of the bonus pool for 2014:

Name	Allocable Percentage of Bonus Pool
Jay Bray	30%
Harold Lewis	20%
Ramesh Lakshminarayanan	10%

Following the completion of 2014, our Chief Executive Officer, in consultation with our Initial Stockholder and based on PM&P analysis, considered the Company’s overall performance, the Company’s operating cash flow and the available market data on compensation paid to certain similarly-situated executives among a select group of direct market share competitors of the Comparator Group, along with the performance of those companies in relation to our performance, and the individual performance of each participant. Based on these factors, the Chief Executive Officer recommended to the Compensation Committee that the AIP payments be reduced to a level that is approximately at the 90th percentile of those comparator companies in the subgroup.

After consideration of the Company’s performance, the Company’s pay-for-performance culture, and the Chief Executive Officer’s recommendation, the Compensation Committee approved the following reductions in the allocation of the bonus pool, which equates to approximately 2.2% of the Company’s operating cash flow:

Name	Allocable Percentage of Bonus Pool
Jay Bray	23.2%
Harold Lewis	14.5%
Ramesh Lakshminarayanan	8.7%

Another executive officer who is not a Named Executive Officer for 2014 received 8.7% of the Bonus Pool. The remaining balance of 44.9% was neither allocated nor distributed. In addition, the Compensation Committee determined that payments under the AIP for 2014 would be made 100% in cash.

Executive Management Incentive Plan. Under the EMIP, Company and individual performance measures are generally established for our executives at the beginning of the year by the Compensation Committee. Following year end, a participating executive officer is rated on the results for each of his or her key objectives on a scale of one to five. The rating is multiplied by the weight of each key objective to obtain a weighted score, with five being the highest possible score. The weighted score is converted into a percentage, which is multiplied by the participating executive’s bonus opportunity (set in terms of a percentage of base salary) and base salary to result in the annual incentive award. Under the EMIP, the Compensation Committee has the authority to modify the awards based on various business factors during the plan year. Awards may also be made from time to time under the EMIP on terms and conditions deemed appropriate by the Compensation Committee.

Because payouts under the EMIP each year are linked to the achievement of individual and company performance measures for that year, these bonuses are generally designed to incentivize the executive officer to achieve the Company’s annual objectives. To encourage focus on meeting stockholder value over the long term, the EMIP provides that a portion of a participating executive officer’s award may be paid in shares of common stock granted pursuant to the 2012 ICP described below. As a condition of participation in the EMIP, a participant is usually subject to a non-solicitation covenant.

For 2014, Mr. Stiles and Mr. Hisey were our named executive officers who participated in the Executive Management Incentive Plan. In connection with their change in roles with the Company, Messrs. Stiles and Hisey received offer letters that provide for a guaranteed bonus under the EMIP. The Compensation Committee determined that based on overall performance (i) Mr. Stiles should receive his guaranteed award under the EMIP of $1,000,000 and (ii) Mr. Hisey should receive his guaranteed award under the EMIP of $1,200,000. In addition, the Compensation Committee determined that payments under the EMIP for 2014 will be made 100% in cash.

Long-Term Incentive Awards

2012 Incentive Compensation Plan. The 2012 ICP enables us to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances our ability to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and our stockholders. Time-based restricted stock awards are granted to retain key talent and establish a common interest of the key executives with our stockholders through stock ownership. The restricted stock awards usually vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards, provided the participant remains continuously employed with us during that time. In addition, upon death, disability or a change in control of the Company, the unvested shares of a restricted stock award will vest. We believe that the time-based vesting requirements provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of Nationstar common stock on the vesting date, and accordingly time-based restricted stock awards effectively align the interests of the participants with our stockholders. It is expected that time-based equity awards will continue to play a significant part of our compensation programs for named executive officers.

Annual equity awards that were granted in 2014 were based, in part, on the annual incentive payouts determined for the AIP and EMIP in 2013. Mr. Stiles’ grant is based, in part, on his agreement with Solutionstar when he became its Chief Financial Officer. On March 3, 2014, restricted stock awards of Nationstar common stock were made as follows: Mr. Bray 39,997 shares, Mr. Stiles, 85,150 shares, Mr. Hisey 18,508 shares, Mr. Lakshminarayanan 21,118 shares and Mr. Lewis 27,459 shares. The awards vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards.

In addition, in connection with his employment, on December 1, 2014, Mr. Raman was awarded a grant under the 2012 ICP of (i) 49,959 shares of common stock of Nationstar and (ii) 49,959 restricted shares of common stock of Nationstar which vest on December 1, 2015.

Stock Appreciation Rights Award for Mr. Raman. In connection with his employment, on January 1, 2015, we awarded Mr. Raman a number of stock appreciation rights (“SARs”) intended to provide Mr. Raman with an interest in the appreciation of Solutionstar. The SARs vest in three equal installments on the first three anniversaries of the date of his employment with Solutionstar, but only become exercisable upon certain events specified in the award agreement. In the event Mr. Raman’s employment is terminated without cause, Mr. Raman is entitled to additional vesting depending on when the termination occurs within the vesting period. The SARs have a term of 10 years. For more information on the SAR award, see “Proposal 3. Approval of an award of stock appreciation rights to our CEO of Solutionstar.”

Other Compensation Components

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers. In addition, Mr. Bray is reimbursed for the cost of life insurance premiums pursuant to our Executive Life Program. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2014, these perquisites primarily related to contributions to a named executive officer’s 401(k) plan account.

Employment Agreements

Employment Agreement of Mr. Raman. Mr. Raman entered into an employment agreement with Solutionstar dated October 16, 2014 (the “Employment Agreement”), pursuant to which he agreed to serve as Solutionstar’s Chief Executive Officer. In addition to the base salary and eligibility in 2015 to receive a bonus payment up to 100% of his base salary, Mr. Raman was awarded an initial grant under the 2012 ICP of (i) 49,959 shares of common stock of Nationstar (the “Common Stock Grant”) and (ii) 49,959 restricted shares of common stock of Nationstar which vests on December 1, 2015 (the “RSA Award”), provided Mr. Raman remains continuously employed with Solutionstar. Should Mr. Raman voluntarily terminate his employment with Solutionstar within the first twelve months of employment, he will be obligated to pay Solutionstar $1,500,000 as reimbursement for the Common Stock Grant. If Mr. Raman’s employment is terminated without cause within the first 12 months of employment the RSA Award will immediately vest upon termination. The employment agreement also provides that Mr. Raman will be awarded stock appreciation rights pursuant to the Solutionstar SAR Award Agreement as described above. The Employment Agreement also provides for severance benefits as described below and contains certain non-compete, non-solicitation and non-disparagement provisions. Unless earlier terminated, Mr. Raman’s Employment Agreement will expire on December 31, 2017.

Other than the employment agreement with Mr. Raman, we have not entered into employment agreements with our named executive officers. We do, from time to time, enter into offer letters with executive officers upon their hire.

Severance Benefits

Mr. Stiles. In connection with Mr. Stiles assuming the position of Chief Financial Officer, Mr. Stiles received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Stiles’ employment as Chief Financial Officer by us without cause, Mr. Stiles will receive severance benefits of (i) 12 months base salary plus 100% of his prior year’s bonus, (ii) continued vesting of the next tranche of restricted stock that is scheduled to vest for each grant awarded prior to his termination and (iii) continuation of medical benefits for up to 12 months. Mr. Stiles is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Hisey. In connection with Mr. Hisey assuming the position of Chief Strategy and External Affairs Officer, Mr. Hisey received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Hisey’s employment as Chief Strategy and External Affairs Officer by us without cause or by Mr. Hisey for good reason, Mr. Hisey will receive severance benefits of (i) $1,000,000, if the termination of employment occurs during the 2014 calendar year; or twelve (12) months base salary, plus $1,000,000 if the termination of employment occurs subsequent to the 2014 calendar year, (ii) continued vesting of the next tranche of restricted stock that is scheduled to vest for each grant awarded prior to his termination and (iii) continuation of medical benefits for up to 12 months. Mr. Hisey is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Lewis. On July 1, 2014, we entered into an agreement with Mr. Lewis that provides for severance benefits in the event that Mr. Lewis’ employment with us is terminated. Under the agreement, if Mr. Lewis’ employment with us is terminated (i) by the Company for cause, Mr. Lewis will be entitled only to any accrued benefits as of the date of termination; (ii) by the Company without cause, Mr. Lewis will receive his accrued benefits as of the date of termination; and subject to executing a general release of claims in favor of the Company (a) base salary continuation payments for 12 months, plus 100% of his prior year’s bonus, (b) the next tranche of restricted shares scheduled to vest for each grant awarded to Mr. Lewis shall vest on their regularly-scheduled vesting dates and (c) continuation of medical benefits for up to 12 months; or (iii) by reason of Mr. Lewis’ death or disability, Mr. Lewis (or his estate) will be entitled to accrued benefits plus a pro rata bonus for the portion of the calendar year that he was employed. The agreement contains a non-compete and non-solicitation provision for the 12-month period immediately following the date of termination of his employment us and a non-disparagement provision.

Mr. Raman. The Employment Agreement with Mr. Raman provides that if Mr. Raman’s employment with Solutionstar is terminated (i) by Solutionstar for cause, Mr. Raman will be entitled only to any accrued benefits as of the date of termination; (ii) by Solutionstar without cause within the first twelve months of employment, Mr. Raman will receive his accrued benefits as of the date of termination; and subject to executing a general release of claims in favor of Solutionstar (a) the sum of two times his base salary and annual bonus opportunity, (b) the RSA Award will immediately vest upon termination, (c) the SAR Award will vest on its regularly-scheduled vesting dates over the 12 months following termination and (c) continuation of medical benefits for up to 12 months; (iii) by Solutionstar without cause after the first twelve months of employment, Mr. Raman will receive his accrued benefits as of the date of termination; and subject to executing a general release of claims in favor of Solutionstar (a) the sum of twelve months base salary and annual bonus opportunity, (b) vesting of the SAR Award or any other equity grants on their regularly-scheduled vesting dates over the 18 months following termination and (c) continuation of medical benefits for up to 12 months; (iv) by Mr. Raman’s voluntary termination within the first 12 months of employment,

Mr. Raman will receive his accrued benefits and Mr. Raman will be obligated to pay Soultionstar $1,500,000 as reimbursement for the Common Stock Grant or (v) by reason of Mr. Raman’s death or disability, Mr. Raman (or his estate) will be entitled to accrued benefits plus a pro rata bonus for the portion of the calendar year that he was employed.

The Company was party to employment agreements with Messrs. Lakshminarayanan and Hisey that expired on July 2, 2014 and February 27, 2014, respectively. The restrictive covenants set forth therein survive termination of the agreements. As such, Mr. Lakshminarayanan is subject to a non-solicitation provision for the 12-month period immediately following the date of termination of his employment with us. In addition, both Mr. Lakshminarayanan and Mr. Hisey are subject to non-disparagement provisions for the 3-year period immediately following the date of termination of their employment with us.

Additional information regarding the severance payments, including a quantification of benefits that would have been received by our named executive officers had termination of their employment occurred on December 31, 2014, is listed in the “Potential Payments Upon Termination or Change of Control” table below.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2015 Proxy Statement and the Company’s Annual Report on Form 10-K for 2014.

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Compensation Committee:

Brett Hawkins, Chairman
Robert H. Gidel
Michael D. Malone

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our named executive officers serving at the end of 2014.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards ($)(1)(e)	Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($)(i)		Total ($) (j)
Jay Bray	2014	450,000		—		1,174,312	4,000,000	(2)	13,247	(3)	5,637,559
Chief Executive Officer	2013	450,000		—		2,100,016	3,355,100	(4)	13,248	(5)	5,918,364
	2012	450,000		—		6,000,008	6,000,000	(6)	11,123		12,461,131
Robert D. Stiles	2014	348,976	(7)	—		2,500,004	1,000,000	(2)	11,780	(8)	3,860,760
Executive Vice President & Chief Financial Officer
David C. Hisey	2014	400,000		—		543,395	1,200,000	(2)	10,700	(8)	2,154,095
Executive Vice President and	2013	400,000		—		1,050,028	1,552,550	(4)	35,672	(9)	3,038,250
Chief Strategy &	2012	316,828	(10)	—		1,000,006	3,000,000	(6)	112,571		4,429,405
External Affairs Officer
(former Chief Financial Officer)
Ramesh Lakshminarayanan	2014	380,000		—		620,024	1,500,000	(2)	—		2,500,024
Executive Vice President	2013	380,000		75,000	(11)	300,025	800,000	(4)(12)	348,920	(9)	1,903,945
& Chief Risk Officer	2012	190,001	(10)	350,000	(11)	1,000,004	650,000	(6)	11,491		2,201,496
Harold Lewis	2014	450,000		—		806,196	2,500,000	(2)	—		3,756,196
President & Chief	2013	450,000		100,000	(13)	1,400,024	2,303,400	(4)	10,860	(9)	4,264,284
Operating Officer	2012	380,192	(10)	650,000	(13)	1,000,006	4,000,000	(6)	871,141		6,901,339
Kal Raman	2014	57,693	(14)	—		3,000,038	—		—		3,057,731
CEO Solutionstar

(1)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to our named executive officers. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes.
(2)	These amounts were paid in the first quarter of 2015 but represent awards with respect to the Company’s and individual performance in 2014.
(3)	Represents for 2014 the payment of a life insurance premium equal to $5,997 and a contribution to Mr. Bray’s 401(k) Plan account of $7,250.
(4)	These amounts were paid in the first quarter of 2014 but represent awards with respect to the Company’s and individual performance in 2013.
(5)	Represents for 2013 the payment of a life insurance premium equal to $5,998 and a contribution to Mr. Bray’s 401(k) Plan account of $7,250.
(6)	These amounts were paid in the first quarter of 2013 but represent awards with respect to the Company’s and individual performance in 2012.
(7)	Represents actual salary paid for 2014, including salary paid while he was Chief Financial Officer of Solutionstar from January 1, 2014 until he became Chief Financial Officer of Nationstar on May 9, 2014.
(8)	Represents for Mr. Stiles a telephone allowance of $300, a tobacco credit of $720, a wellness credit of $350 and contribution to his 401(k) Plan account of $10,400. Represents for Mr. Hisey a telephone allowance of $300 and contribution to his 401(k) Plan account of $10,400.
(9)	Represents for Mr. Hisey a relocation assistance allowance of $24,812, a telephone allowance of $660 and contribution to his 401(k) Plan account of $10,200; for Mr. Lewis a telephone allowance of $660 and contribution to his 401(k) Plan account of $10,200; and Mr. Lakshminarayanan a relocation assistance of $341,870, a contribution to his 401(k) Plan account of $7,050.

(10)	Represents actual salaries paid for 2012 from their respective hire dates, for Messrs. Hisey and Lewis from February 27, 2012 and for Mr. Lakshminarayanan from July 2, 2012.
(11)	Represents a portion of a sign-on bonus awarded to Mr. Lakshminarayanan as part of his compensation package under his employment agreement.
(12)	Represents the cash portion of the award to Mr. Lakshminarayanan under the Executive Management Incentive Plan.
(13)	Represents a sign-on bonus awarded in 2012 and a deferred cash award Mr. Lewis received in 2013 as part of his compensation package under his employment agreement.
(14)	Represents actual salary paid for 2014 from Mr. Raman’s hire date of November 10, 2014.

Grants of Plan-Based Awards for 2014

The following table sets forth, for each of our named executive officers, the grants of awards under any plan during the year 2014, as described in further detail in the sections titled “Annual Incentives” and “Long-Term Incentive Awards”.

	Grant Date (b)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	Grant Date Fair Value of Stock Awards ($)(3)(4) (j)
Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Jay Bray
AIP	—	—	—	4,000,000	—	—	—
2012 ICP	3/3/2014	2/24/2014	—	—	—	39,997	1,174,312
Robert D. Stiles
EMIP	—	—	—	1,000,000	—	—	—
2012 ICP	3/3/2014	2/24/2014	—	—	—	85,150	2,500,004
David C. Hisey
EMIP	—	—	—	1,200,000	—	—	—
2012 ICP	3/3/2014	2/24/2014	—	—	—	18,508	543,395
Ramesh Lakshminarayanan
AIP	—	—	—	1,500,000	—	—	—
2012 ICP	3/3/2014	2/24/2014	—	—	—	21,118	620,025
Harold Lewis
AIP	—	—	—	2,500,000	—	—	—
2012 ICP	3/3/2014	2/24/2014	—	—	—	27,459	806,197
Kal Raman
2012 ICP	12/1/2014	10/28/2014	—	—	—	99,918	3,000,038

(1)	Represents awards under the Annual Incentive Compensation Plan for Messrs. Bray, Lakshminarayanan and Lewis. Represents the potential payouts of awards under the Executive Management Incentive Plan subject to the achievement of certain performance measures for Messrs. Hisey, Raman and Stiles.
(2)	Represents awards of time-based restricted stock to Messrs. Bray, Hisey, Lakshminarayanan, Lewis and Raman under the Company’s 2012 ICP. With respect to Messrs. Bray, Hisey, Lakshminarayanan, and Lewis, the restricted stock vests 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the grant date. With respect to Mr. Raman, 49,959 shares of common stock vested in full on December 1, 2014 and 49,959 shares of restricted stock vest 100% on December 1, 2015.
(3)	Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to our named executive officers. With respect to Messrs. Bray, Hisey, Lakshminarayanan, and Lewis, the awards were valued at $29.36 per share, which was the average of the high and low of the last trading date prior to the effective date of the grant. With respect to Mr. Raman, the awards were valued at $30.03 per share, which was the average of the high and low of the last trading date prior to the effective date of the grant.
(4)	No dividends will be paid on vested or unvested restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of our named executive officers the outstanding equity awards as of December 31, 2014, as described in greater detail in the section titled “Long-Term Incentive Awards – 2012 Incentive Compensation Plan”.

	Stock Awards
Name (a)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value(1) of Shares or Units of Stock that Have Not Vested($) (h)
Jay Bray	143,144	(2)	4,035,229
	36,439	(3)	1,027,215
	39,997	(4)	1,127,515
Robert D. Stiles	85,150	(5)	2,400,379
David Hisey	23,858	(6)	672,557
	18,220	(7)	513,622
	18,508	(8)	521,741
Ramesh Lakshminarayanan	15,615	(9)	440,187
	5,206	(10)	146,757
	21,118	(11)	595,316
Harold Lewis	23,858	(12)	672,557
	24,293	(13)	684,820
	27,459	(14)	774,069
Kal Raman	49,959	(15)	1,408,344

(1)	Based on the closing market price of Nationstar common stock on December 31, 2014, which was $28.19.
(2)	This award of restricted stock is subject to vesting. With respect to 143,144 shares, this award vested on March 7, 2015.
(3)	This award of restricted stock is subject to vesting. With respect to 18,192 shares, this award vested on March 14, 2015. With respect to 18,247 shares, this award will vest on March 14, 2016.
(4)	This award of restricted stock is subject to vesting. With respect to 13,319 shares, this award vested on March 3, 2015. With respect to 13,319 shares, this award will vest on March 3, 2016. With respect to 13,359 shares, this award will vest on March 3, 2017.
(5)	This award of restricted stock is subject to vesting. With respect to 28,354 shares, this award vested on March 3, 2015. With respect to 28,355 shares, this award will vest on March 3, 2016. With respect to 28,441 shares, this award will vest on March 3, 2017.
(6)	This award of restricted stock is subject to vesting. With respect to 23,858 shares, this award vested on March 7, 2015.
(7)	This award of restricted stock is subject to vesting. With respect to 9,096 shares, this award vested on March 14, 2015. With respect to 9,124 shares, this award will vest on March 14, 2016.
(8)	This award of restricted stock is subject to vesting. With respect to 6,163 shares, this award vested on March 3, 2015. With respect to 6,163 shares, this award will vest on March 3, 2016. With respect to 6,182 shares, this award will vest on March 3, 2017.
(9)	This award of restricted stock is subject to vesting. With respect to 15,615 shares, this award will vest on July 2, 2015.
(10)	This award of restricted stock is subject to vesting. With respect to 2,599 shares, this award vested on March 14, 2015. With respect to 2,607 shares, this award will vest on March 14, 2016.
(11)	This award of restricted stock is subject to vesting. With respect to 7,032 shares, this award vested on March 3, 2015. With respect to 7,032 shares, this award will vest on March 3, 2016. With respect to 7,054 shares, this award will vest on March 3, 2017.
(12)	This award of restricted stock is subject to vesting. With respect to 23,858 shares, this award vested on March 7, 2015.

(13)	This award of restricted stock is subject to vesting. With respect to 12,128 shares, this award vested on March 14, 2015. With respect to 12,165 shares, this award will vest on March 14, 2016.
(14)	This award of restricted stock is subject to vesting. With respect to 9,143 shares, this award vested on March 3, 2015. With respect to 9,144 shares, this award will vest on March 3, 2016. With respect to 9,172 shares, this award will vest on March 3, 2017.
(15)	This award of restricted stock is subject to vesting. With respect to 49,959 shares, this award will vest on December 1, 2015.

Plans Subject to Security Holder Action

The following table sets forth information as of December 31, 2014, with respect to units of Solutionstar that may be issued under the SAR Award Agreement for Kal Raman, as described in further detail in “Proposal 3. Approval of an award of stock appreciation rights to our CEO of Solutionstar.”

NEW PLAN BENEFITS

Solutionstar Holdings LLC SAR Award Agreement

Name and Position	Dollar Value ($)		Number of Units
Kal Raman	$2,626,500	(1)	850,000
CEO Solutionstar

(1)	SAR award was granted to Mr. Raman on January 1, 2015, valued based on the estimated grant date fair value ($3.09 per SAR) using the Black-Scholes method calculated as of the award date, multiplied by the number of SARs granted.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014, with respect to shares of common stock that may be issued under our existing equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by stockholders	—	—	3,400,540
Equity Compensation Plans not approved by stockholders	—	—	—
Total	—	—	3,400,540

(1)	While the 2012 ICP does provide for the issuance of options and other equity-based awards, as of December 31, 2014 the Compensation Committee has elected only to issue cash, common stock and restricted stock awards under this plan.

Stock Vested for 2014

The following table provides information on the vesting of Nationstar restricted shares of common stock for our named executive officers in 2014.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Jay Bray	160,906	5,148,697
Robert D. Stiles	—	—
David C. Hisey	32,882	1,050,174
Harold Lewis	35,914	1,146,197
Ramesh Lakshminarayanan	18,167	632,094
Kal Raman	49,959	1,500,269

Potential Payments Upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to our named executive officers assuming a termination of employment or change of control on December 31, 2014 given their compensation levels and, where applicable, Nationstar’s closing stock price on that date. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and severance, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our named executive officers, are entitled to receive a monthly long-term benefit of $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested restricted stock awards.

Name	Death ($)		Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		After Change in Control ($)
Jay Bray
Salary	—		—		—		—
Annual Bonus	—		—		—		—
Market Value of Accelerated Vesting of Restricted Shares	6,189,960	(1)	6,189,960	(1)	—		6,189,960	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		—		—
Disability Benefits	—		—		—		—
Life Insurance	1,398,295	(2)	—		—		—

Total	7,588,255		6,189,960		—		6,189,960

Robert D. Stiles
Salary	—		—		400,000	(3)	—
Annual Bonus	1,000,000	(4)	1,000,000	(4)	575,000	(5)	—
Market Value of Accelerated Vesting of Restricted Shares	2,400,379	(1)	2,400,379	(1)	799,327	(6)	2,400,379	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		7,400	(7)	—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	3,900,379		3,400,379		1,781,727		2,400,379

David C. Hisey
Salary	—		—		—		—
Annual Bonus	1,200,000	(4)	1,200,000	(4)	1,000,000	(5)	—
Market Value of Accelerated Vesting of Restricted Shares	1,707,919	(1)	1,707,919	(1)	1,102,708	(6)	1,707,919	(1)
Deferred Cash	—		—		—
Medical Coverage	—		—		—	(7)
Disability Benefits	—		—		2,156		—
Life Insurance	500,000	(2)	—		—		—

Total	3,407,919		2,907,919		2,104,864		1,707,919

Ramesh Lakshminarayanan
Salary	—		—		—		—
Annual Bonus	1,500,000	(4)	1,500,000	(4)	—		—
Market Value of Accelerated Vesting of Restricted Shares	1,182,260	(1)	1,182,260	(1)	—		1,182,260	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		—		—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	3,182,260		2,682,260		—		1,182,260

Name	Death ($)		Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		After Change in Control ($)
Harold Lewis
Salary	—		—		450,000	(3)	—
Annual Bonus	2,500,000	(4)	2,500,000	(4)	2,303,400	(5)	—
Market Value of Accelerated Vesting of Restricted Shares	2,131,446	(1)	2,131,446	(1)	1,272,187	(6)	2,131,446	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		13,577	(7)	—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	5,131,446		4,631,446		4,039,164		2,131,446

Kal Raman
Salary	—		—		1,200,000	(3)	—
Annual Bonus	1,200,000	(4)	1,200,000	(4)	1,200,000	(5)	—
Market Value of Accelerated Vesting of Restricted Shares	—		—		1,408,344	(6)	1,408,344
Deferred Cash	—		—		—
Medical Coverage	—		—		2,139	(7)	—
Disability Benefits	—		—		—		—
Life Insurance	500,000	(2)	—		—		—

Total	1,700,000		1,200,000		3,810,483		1,408,344

(1)	Pursuant to the award agreements granting each of Messrs. Bray, Hisey, Lakshminarayanan, Lewis, Raman and Stiles restricted stock, in the event our named executive officer’s employment terminates as a result of his death, disability or a change in control, all unvested equity awards shall immediately vest. This is based on the closing market price of $28.19 on December 31, 2014.
(2)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us. For Mr. Bray this figure includes the $500,000 and additional amounts to which he would be entitled pursuant to his special life insurance policy.
(3)	Represents an amount equal to his base salary as of December 31, 2014. Pursuant to the (i) offer letter with Mr. Stiles, (ii) severance agreement with Mr. Lewis and (iii) employment agreement with Mr. Raman, upon a termination without cause, the executive is entitled to twelve months of base salary. Each such agreement is described further in the section entitled either “Employment Agreements” or “Severance Benefits”.
(4)	Represents a bonus payment if termination had occurred during 2014. Pursuant to the (i) offer letter with Mr. Stiles, (ii) offer letter with Mr. Hisey, (iii) severance agreement with Mr. Lewis and (iv) employment agreement with Mr. Raman, upon termination by reason of death or disability, the executive is entitled to a pro-rata bonus for the portion of the year the executive was employed by us. Each such agreement is described further in the section entitled either “Employment Agreements” or “Severance Benefits”.
(5)	Represents a bonus payment if termination had occurred during 2014. Pursuant to the (i) offer letter with Mr. Stiles and (ii) severance agreement with Mr. Lewis, upon a termination without cause, the executive is entitled to 100% of the prior year’s bonus. Pursuant to the offer letter with Mr. Hisey upon a termination without cause during 2014, the executive is entitled to $1,000,000. Pursuant to the employment agreement with Mr. Raman upon a termination without cause during 2014, the executive is entitled to 2 times his annual bonus opportunity. Each such agreement is described further in the section entitled either “Employment Agreements” or “Severance Benefits”.
(6)	Pursuant to the (i) offer letter with Mr. Stiles, (ii) offer letter with Mr. Hisey, (iii) severance agreement with Mr. Lewis and (iv) employment agreement with Mr. Raman, upon a termination without cause, the executive is entitled to the vesting of the next tranche of restricted stock scheduled to vest. Each such agreement is described further in the section entitled either “Employment Agreements” or “Severance Benefits”.
(7)	Pursuant to the (i) offer letter with Mr. Stiles, (ii) offer letter with Mr. Hisey, (iii) severance agreement with Mr. Lewis and (iv) employment agreement with Mr. Raman, the executive is entitled up to 12 months of continued coverage under our medical plan in the event of termination without cause. As of the date of this proxy statement, Mr. Hisey had not elected to participate in a Company-provided medical plan. Each such agreement is described further in the section entitled either “Employment Agreements” or “Severance Benefits”.

PROPOSAL 3

APPROVAL OF AN AWARD OF STOCK APPRECIATION RIGHTS

TO OUR CEO OF SOLUTIONSTAR.

General

On October 28, 2014, the Board approved, subject to stockholder approval, entering into a Solutionstar Holdings LLC SAR Award Agreement (the “Award Agreement”) with Kal Raman, the CEO of Solutionstar. The Award Agreement provides for the award of stock appreciation rights (“SARs”) to be settled in limited liability company units of Solutionstar or any equity securities into which such units may be converted (the “Units”) or cash at the election of the Company. The SAR award is intended to provide Mr. Raman with an interest in the appreciation of the performance of Solutionstar. Approval of the Award Agreement will allow the SAR award to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”).

Code Section 162(m)

The Board is submitting the Award Agreement to our stockholders for approval of the material terms pursuant to which performance-based compensation is to be paid. Our stockholders must approve these terms to enable all compensation paid pursuant to the Award Agreement to qualify as “performance-based compensation” within the meaning of Code Section 162(m). Upon approval by our stockholders, such payments will be exempt from the provisions of Code Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the next three highest compensated officers (other than the Chief Financial Officer), which includes Mr. Raman. Accordingly, the Award Agreement is being submitted to our stockholders for approval pursuant to the requirements of Code Section 162(m).

If our stockholders do not approve the Award Agreement, Mr. Raman may still be entitled to such performance-based compensation, but we may not be entitled to deduct, for federal income tax purposes, all compensatory payments to Mr. Raman. Nothing in the following proposal precludes the Board or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Code Section 162(m).

Summary of Award Agreement

The following is a summary of the material terms of the Award Agreement. This summary, however, does not purport to be a complete description of all of the provisions of the Award Agreement and is qualified in its entirety by the full text of the Award Agreement, which is attached as Appendix A to this proxy statement.

Purpose and Award. The purpose the Award Agreement is to promote the interests of the Company by providing Mr. Raman with an incentive to improve the growth and profitability of Solutionstar. Pursuant to the Award Agreement, on January 1, 2015 (the “Grant Date”) Mr. Raman was awarded SARs with respect to 850,000 Units. Upon exercise of all or a portion of the SARs, Mr. Raman is entitled to receive a number of Units or an amount of cash, at the election of the Company, with a fair market value, in the aggregate, at the time of exercise equal to the spread value of the SARs. Under the Award Agreement, the spread value is the excess of the fair market value of the SARs in respect of the number of Units with respect to which the SARs are being exercised over the base price of such SARs. Under the Award Agreement, fair market value means, (i) prior to the existence of a public market for the Units, a value as determined by the Board in good faith, and (ii) in the event there is a public market for the Units, the closing price on the applicable day as reported on the principal securities exchange on which the Units are then listed or admitted to trading. The base price per Unit of the SARs granted under the Award Agreement is $140.25.

Vesting and Expiration. The SARs vest (i) thirty-three percent (33%) on November 10, 2015, (ii) thirty-three percent (33%) on November 10, 2016 and (iii) the remainder vest on November 10, 2017, subject in each case to the Mr. Raman remaining employed with Solutionstar on the anniversary. The SARs expire the 10th anniversary of the Grant Date.

Exercisability. The SARs are only exercisable upon a liquidity event that occurs after they have vested. A liquidity event is defined in the Award Agreement as the first to occur of a change in control or an initial public offering of Units that results in a public market for the Units. A change in control under the Award Agreement means (i) a person or group acquires ownership of Units of Solutionstar that, together with Units held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Units of Solutionstar or (ii) a person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of Units of Solutionstar possessing thirty percent (30%) or more of the total voting power of the Units of Solutionstar; provided, that no change in control shall occur for so long as Fortress Investment Group LLC continues to own (directly or indirectly) at least 35% of the total fair market value or total voting power of the Units of Solutionstar.

Administration. The provisions of the Award Agreement are administered by the Compensation Committee who has authority to interpret and construe any provision of the Award Agreement and to adopt such rules and regulations for administering the Award Agreement as it may deem necessary or appropriate. The Compensation Committee may, in its absolute discretion, without amendment to the Award Agreement, accelerate the vesting or waive any condition then adverse to Mr. Raman with respect to the SARs granted under the Agreement.

Effect of Termination of Employment & Restrictive Covenants. In the event Mr. Raman’s employment is terminated by the Company without cause, Mr. Raman is entitled to additional vesting, depending on when the termination occurs within the vesting period. The Award Agreement contains certain non-compete, non-solicitation and non-disparagement provisions.

Since the Award Agreement is performance based on the fair market value of the Units after a change of control of Solutionstar, any future benefits to be paid under the Award Agreement are not determinable at this time.

The Board recommends a vote FOR the approval of the award of stock appreciation rights to our CEO of Solutionstar.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Stockholders Agreement

General

On February 17, 2012 we entered into a Stockholders Agreement with the Initial Stockholder. The Stockholders Agreement provides that, for so long as it is in effect, we and the Initial Stockholder shall take all reasonable actions (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Initial Stockholder, and, with respect to us, including in the slate of nominees recommended by the Board those individuals designated by the Initial Stockholder) so as to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as the Initial Stockholder may agree in writing), of whom, at any given time:

•	a number of directors equal to a majority of the Board shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder, certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board plus one director;

•	at least three directors shall be individuals designated by the Initial Stockholder, for so long as the Fortress Stockholders beneficially own less than 40% but at least 20% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board minus one director;

•	at least two directors shall be individuals designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 20% but at least 10% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board; and

•	at least one director shall be an individual designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially own less than 10% but at least 5% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board.

Since the Initial Stockholder held beneficial ownership of more than 40% of the Nationstar common stock outstanding and entitled to vote as of March 26, 2015, it continues to have the right pursuant to the Stockholder Agreement to designate a majority of the Board. Accordingly, the Initial Stockholder has the right to designate four of the six directors for our Board. As of the date of this proxy statement, the Initial Stockholder had, in fact, designated all six of the then currently serving directors for our Board, including those standing for re-election at this year’s annual meeting.

Registration Rights

Demand Rights. Under the Stockholders Agreement, the Fortress Stockholders have, for so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the consummation of the initial public offering, to request that Nationstar register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount. The Fortress Stockholders are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. Nationstar is also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. Nationstar is not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering, such Fortress Stockholders also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by Nationstar (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any other Nationstar stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, the Initial Stockholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, has the right to request a shelf registration on Form S-3 providing for offerings of Nationstar common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to Nationstar’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if Nationstar determines that certain disclosures required by the shelf registration statements would be detrimental to it or its stockholders. In addition, the Initial Stockholder may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups. Under the Stockholders Agreement, Nationstar has agreed to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Nationstar common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify Nationstar against all losses caused by its misstatements or omissions. Nationstar will pay all registration expenses incidental to Nationstar’s performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. Nationstar has agreed to enter into, and to cause its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Stockholders.

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors, and any person who is the beneficial owner or more than 5% of Nationstar voting securities (each, a related party). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000. Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee.

The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

Related-Party Transactions

The Initial Stockholder is owned or controlled by certain private equity funds directly or indirectly managed or controlled by Fortress. Also, as noted above, Mr. Edens is the Co-Chairman of the board of directors of Fortress and also may be deemed to have an indirect financial interest in certain entities affiliated with Fortress. Below is a description of transactions since the beginning of our last fiscal year in which we and a related party were participants and the amount involved exceeds $120,000.

Springleaf

In August 2014, we entered into a Mortgage Servicing Rights Purchase and Sale Agreement with Springleaf Finance Corporation and MorEquity, Inc., whereby we agreed to purchase certain servicing rights related to loans previously subserviced for Springleaf. Under the terms of this Mortgage Servicing Rights Purchase and Sale Agreement, we purchased the servicing rights related to a pool of loans with an aggregate unpaid principal balance of approximately $4.8 billion. The purchase price related to this Mortgage Servicing Rights Purchase and Sale Agreement was approximately $38.8 million.

New Residential

Excess Spread Financing

We have also entered into several sale agreements with parties consisting of New Residential and certain special-purpose subsidiaries of New Residential in which Fortress also holds interests (these special purpose subsidiaries, together, with New Residential, the “Fortress Entities”). The manager of New Residential and Fortress are affiliates of Nationstar. Pursuant to these agreements (the “Fortress Entities Transactions”), we sold to certain Fortress Entities (a separate special- purpose subsidiary is created for each transaction) the right to receive a percentage of the excess cash flow generated from the mortgaging servicing rights (“MSRs”) of certain acquired loan portfolios after receipt of a fixed basic servicing fee per loan. We retain all ancillary income associated with servicing the portfolios and a percentage of the excess cash flow after receipt of the fixed basic servicing fee. We will continue to be the servicer of the loans and provide all servicing and advancing functions for each portfolio. Should we refinance any loan in any of the portfolios, subject to certain limitations, we will be required to transfer the new loan or a replacement loan of similar economic characteristics into the applicable portfolio. The new or replacement loan will be governed by the same terms set forth in the governing sale agreement relating to that particular portfolio. In each of the Fortress Entities Transactions, the Fortress Entities receive a portion of the excess cash flow generated from the MSRs and we retain the balance. Additionally, as a component of the underlying transaction, the Fortress Entities may be required to remit to us a holdback amount, varying in size for each transaction, pending certain conditions being satisfied by us. We entered into Fortress Entities Transactions with the Fortress Entities throughout 2014. The table below summarizes the sale price to the Fortress Entities and the approximate fair value on the outstanding note related to each transaction at December 31, 2014.

Date	Sale Price	Fair Value
January 2014	$40M	$32M
May 2014	$6M	$6M
May 2014	$5M	$5M
May 2014	$57M	$60M
May 2014	$4M	$4M
July 2014	$12M	$10M
July 2014	$28M	$33M
December 2014	$20M	$20M

In October 2014, Nationstar sold certain MSRs where Fortress Entities were co-investors. We obtained written consent of the Fortress Entities prior to the sale and paid a consent fee of $250,000 to the Fortress Entities.

Mortgage Servicing Rights Financing

In December 2013, Nationstar agreed to sell to a joint venture entity capitalized by New Residential and other investors (collectively, the “Purchaser”) servicer advances currently outstanding on three pools of residential, non-agency mortgage loans, with the potential for up to $6.3 billion. Nationstar also agreed to the sale of the related mortgage servicing rights with potential for up to $130.1 billion of unpaid principal balance, along with the right to receive the basic fee component on the transferred mortgage servicing rights. Nationstar will continue to act as named servicer under each servicing agreement until servicing is transferred to the Purchaser, which is conditioned, among other things, on the receipt of certain third party consents. After the transfer of servicing under any servicing agreement to the Purchaser, Nationstar will subservice the applicable residential mortgage loans.

In connection with the foregoing, Nationstar entered into a Master Servicing Rights Purchase Agreement and three related Sale Supplements (collectively, the “December Sale Agreement”) with Purchaser. Under the December Sale Agreement, Nationstar sold to the Purchaser the right to repayment on approximately $2.7 billion of servicer advances relating to non-agency mortgage loans. In addition, Nationstar also sold the right to receive the basic fee component on the related mortgage servicing rights of approximately $44.3 billion of unpaid principal balance, in exchange for the Purchaser remitting a portion of the basic fee to Nationstar in exchange for Nationstar continuing to service the mortgage loans. Nationstar received approximately $307.3 million in cash proceeds from the December Sale Agreement.

Special purpose subsidiaries of Nationstar previously issued approximately $2.1 billion of nonrecourse variable funding notes (the “Notes”) to finance the advances funded or acquired by Nationstar. The Notes were issued through two wholly-owned special purpose entities (the “Issuers”) pursuant to two servicer advance facilities. Pursuant to the Sale Agreement, Purchaser purchased the outstanding equity of the wholly-owned special purpose entities of Nationstar that own the Issuers (the “Depositors”). On the sale date, Purchaser and Nationstar amended and restated the transaction documents for each facility. Under these amended and restated transaction documents for each facility, Nationstar will continue to sell future service advances to Purchaser, and Purchaser will sell the new servicer advances to the Depositors.

We entered into several supplemental agreements with the Purchaser throughout 2014. The table below summarizes the supplemental agreements entered into during 2014.

Agreement Date	MSR UPB	Servicer Advances	Sale Proceeds
January 2014	$8.3B	$253.5M	$253.5M
February 2014	$9.4B	$756.2M	$91.4M
March 2014	$10.5B	$299.1M	$41.5M
May 2014	$12.0B	$617.5M	$75.2M
June 2014	$14.0B	$303.8M	$51.0M

Clean-up Call Rights

In December, 2013, we assigned to New Residential the “clean-up call” rights under certain Servicing Agreements under which we is the servicer (the “Call Options”). In May, 2014, New Residential exercised the Call Options with respect to certain securitization transactions with the related mortgage loans having an approximate unpaid principal balance of $188 million (the “May Called Loans”). Simultaneous with such exercise, New Residential resecuritized approximately $155 million (82% of the aggregate unpaid principal balance) of the May Called Loans. Approximately $33 million (18% of the aggregate unpaid principal balance) of the May Called Loans were not resecuritized, are held on New Residential’s balance sheet through its subsidiaries and are serviced by us pursuant to a whole loan servicing agreement, dated as of May 21, 2014, between us and New Residential (the “Whole Loan Agreement”).

Call Options

In August, 2014, New Residential exercised the Call Options with respect to certain securitization transactions with the related mortgage loans having an approximate unpaid principal of $523 million (the “August Called Loans”). In October, 2014, New Residential resecuritized approximately $454 million (87% of the aggregate unpaid principal balance) of the August Called Loans. Approximately $69 million (13% of aggregate unpaid principal balance) of the August Called Loans were not resecuritized, and are held on New Residential’s balance sheet through its subsidiaries and are serviced by us pursuant to the Whole Loan Agreement.

In December, 2014, New Residential exercised the Call Options with respect to certain securitization transactions with the related mortgage loans having an approximate unpaid principal of $410 million (the “December Called Loans”). Simultaneous with such exercise, New Residential resecuritized approximately $369 million (90% of the aggregate unpaid principal balance) of the December Called Loans. Approximately $41 million (10% of aggregate unpaid principal balance) of the December Called Loans were not resecuritized, and are held on New Residential’s balance sheet through its subsidiaries and are serviced by us pursuant to the Whole Loan Agreement. For the year ended December 31, 2014, we recognized revenue of $3.3 million related to the Whole Loan Agreement.

Joint Marketing Agreement

In December 2014, we entered into a Joint Marketing Agreement among Specialized Loan Servicing LLC and NRZ Advance Funding PLS3 Purchaser, LLC, an affiliate of New Residential, which provides us with access to information to potentially refinance approximately $3.8 billion unpaid principal balance of certain residential mortgage loans. We will retain all origination fees. Pursuant to a Future Spread Agreement, we and New Residential will share the excess cash flow generated from the refinanced loans after our receipt of a fixed basic servicing fee per loan. New Residential will receive 80% and we will retain 20%.

Newcastle

We are the loan servicer for several securitized loan portfolios managed by Newcastle, which is managed by an affiliate of Fortress. We receive a monthly net servicing fee equal to 0.5% per annum on the unpaid principal balance of the portfolios, which, as of December 31, 2014, was $800 million. For the year ended December 31, 2014, we received servicing and other performance fees of $4.1 million.

In July 2014, we and Newcastle entered into a Servicing Rights Release and Interim Servicing Agreement, whereby we sold to Newcastle servicing rights for certain whole loans for approximately $440,000. Newcastle sold the loans together with the servicing rights to another financial institution, and we were retained as subservicer on the loans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 26, 2015, the beneficial ownership of shares of Nationstar common stock by: (a) each director, including the nominees for re-election at the 2015 Annual Meeting of Stockholders; (b) the six most highly compensated executive officers serving during the 2014 year; (c) all of our directors and executive officers as a group; and (d) each stockholder known to us to beneficially own more than 5% of Nationstar common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Nationstar common stock or the individual has the right to acquire the shares within 60 days of March 26, 2015.

Name	Shares beneficially owned		% of shares outstanding
Named Executive Officers and Directors
Jay Bray	519,885	(1)	*
Wesley R. Edens	68,118,736	(2)	74.7%
Robert H. Gidel	28,929		*
Roy A. Guthrie	26,929		*
Brett Hawkins	10,129		*
Michael D. Malone	41,429		*
Robert D. Stiles	97,853	(1)	*
David C. Hisey	77,069	(1)	*
Ramesh Lakshminarayanan	74,757	(1)	*
Harold Lewis	91,331	(1)	*
Kal Raman	83,660	(1)	*
All directors and executive officers as a group (14 persons)	69,504,069	(1)	76.19%
5% Stockholders
FIF HE Holdings LLC 1345 Avenue of the Americas, 46th Floor New York, New York 10105	68,104,736	(3)	74.7%
Herndon Capital Management, LLC 191 Peachtree Street, NE, Suite 2500 Atlanta, GA 30303	3,388,916	(4)	5.1%

*	Indicates less than one percent.
(1)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of restricted stock for which the indicated beneficial owners have no investment power (unvested restricted stock awards): Mr. Bray – 84,661; Mr. Stiles – 81,394; Mr. Hisey – 21,469; Mr. Lakshminarayanan – 41,764; Mr. Lewis – 30,481; Mr. Raman – 49,959; and all directors and executive officers as a group – 400,532.
(2)	Includes 68,104,736 shares held by FIF HE Holdings LLC, an entity owned by certain private equity funds managed by Fortress. Mr. Edens is the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by FIF HE Holdings LLC except to the extent of his indirect pecuniary interest in them. This also includes 14,000 shares purchased by or in trust for certain of his children and of which he also disclaims beneficial ownership.
(3)

Based on a Schedule 13G filed on February 14, 2013 jointly by the FIF HE Holdings LLC, Fortress and other related entities. Fortress wholly owns FIG Corp., which is the general partner of Fortress Operating Entity I LP (“FOE I”), which is the sole managing member of each of FIG LLC and Fortress Investment Fund GP (Holding) LLC (“Holdings III”) and wholly owns Fortress Fund IV GP Holdings Ltd. (“Holdings IV”). Holdings III is the sole managing member of Fortress Fund III GP LLC (“GP III”). Holdings IV is the general partner of Fortress Fund IV GP. L.P. (“GP IV”). GP III is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund III LP (“Fund III”), Fortress Investment Fund III (Fund B) LP (“Fund III B”), Fortress Investment Fund III (Fund C) LP (“Fund III C”), Fortress Investment Fund III (Fund D) L.P. (“Fund III D”) and Fortress Investment Fund III (Fund E) L.P. (“Fund III E,” and together with Fund III, Fund III B, Fund III C and Fund III D, “Fortress Funds III”). GP IV is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund IV (Fund A) L.P. (“Fund IV A”), Fortress Investment Fund IV (Fund B) L.P. (“Fund IV B”), Fortress Investment Fund IV (Fund C) L.P. (“Fund IV C”), Fortress Investment Fund IV (Fund D) L.P. (“Fund IV D”) Fortress Investment Fund IV (Fund E) L.P. (“Fund IV E”), Fortress Investment Fund IV (Fund F) L.P. (“Fund IV F”) and Fortress Investment Fund IV (Fund G) L.P. (“Fund IV G,” and

together with Fund IV A, Fund IV B, Fund IV C, Fund IV D, Fund IV E, Fund IV F and Fortress Funds III, “Fortress Funds”). Fortress Funds are the sole members of FIF HE Holdings LLC, which directly holds the shares of common stock of Nationstar Mortgage Holdings Inc. These stockholders have indicated that they have shared dispositive power and shared investment power with respect to 68,104,736 shares. As of December 31, 2014, Wesley R. Edens owned approximately 14.51% of Fortress. By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Mr. Edens may be deemed to be the natural person that has sole voting and investment control over the shares listed as beneficially owned by FIF HE Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)	Based on a Schedule 13G filed on February 8, 2015 by Herndon Capital Management, LLC. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 3,998,537 shares and sole dispositive power with respect to all of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act require our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. We assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely upon review of the copies of such forms furnished to us and written representations from our directors and executive officers we believe that all Section 16(a) filing requirements were met during 2014.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2015 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 11, 2015, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2016 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2016 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than January 14, 2016, but not later than February 13, 2016, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.19 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.nationstarmtg.com or by writing to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. These filings are available to the public to read and copy at the SEC’s public reference rooms. These filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC www.sec.gov. Such information will also be furnished upon written request to

Nationstar Mortgage Holdings Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for 2014, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Secretary at the above address or at 469-549-2000.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Nationstar Mortgage Holdings Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

Appendix A

SOLUTIONSTAR HOLDINGS LLC SAR AWARD AGREEMENT

Effective as of January 1, 2015

1. Purpose of the Agreement. The purpose of this Solutionstar Holdings LLC (“the “Company”) SAR Award Agreement (the “Agreement”) is to promote the interests of the Company by providing Kal Raman (the “Participant”) with an incentive to improve the growth and profitability of the Company. This Agreement provides for the award of stock appreciation rights to be settled in limited liability company units of the Company or any equity securities into which such units may be converted (the “Units”) or cash at the election of the Company.

2. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Base Price” shall have the meaning set forth in Section 4.2.

(c) “Board” shall mean the board of directors of Parent.

(d) “Cause” shall mean, when used in connection with the termination of the Participant’s Employment, (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by the Participant in connection with the Company’s or its Affiliates’ business, (iii) any material breach by the Participant of his employment agreement with the Company, (unless substantially remedied by the Participant within thirty (30) days after written notice to the Participant specifying in reasonable detail the nature of the breach), (iv) any material breach of any reasonable and lawful rule or directive of the Company or the Chief Executive Officer of Parent, or his designee, including without limitation cooperation with any regulatory investigations, inquiries or third party litigation (unless substantially remedied by the Participant within thirty (30) days after written notice to the Participant specifying in reasonable detail the nature of the breach), (v) the gross or willful neglect of duties or gross misconduct by the Participant, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Company’s or the Chief Executive Officer’s of Parent, or his designee, good faith determination materially interferes with the performance of the Participant’s duties under his employment agreement with the Company.

(e) “Change in Control” shall mean the occurrence of any of the following events after the Grant Date: (i) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B))

acquires ownership of Units of the Company that, together with Units held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Units of the Company or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of Units of the Company possessing thirty percent (30%) or more of the total voting power of the Units of the Company. The foregoing clauses shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Agreement; provided, that no Change in Control shall occur for so long as Fortress Investment Group LLC continues to own (directly or indirectly) at least 35% of the total fair market value or total voting power of the Units of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Commission” shall mean the U.S. Securities and Exchange Commission.

(h) “Committee” shall mean the Board or such other Committee of the Board as the Board shall appoint from time to time to administer the provisions of this Agreement.

(i) “Developing Business” shall mean the new business concepts and services the Company or its Affiliates has developed and is in the process of developing during the Participant’s Employment.

(j) “Disability” shall mean, with respect to the Participant, the inability of the Participant to substantially perform the customary duties and responsibilities of the Participant’s Employment with the Company for a period of at least one hundred-eighty (180) consecutive days or one hundred-eighty (180) days in any twelve (12) month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely for the foreseeable future, as determined by a duly licensed physician appointed by the Company.

(k) “Employment” shall mean employment with the Company , and, except as otherwise required by Section 409A of the Code, shall include the provision of services as a director or consultant for the Company or any of its Affiliates. For purposes of this paragraph (k), if the Participant’s employment is transferred in connection with any spin-off, sale or other similar transaction and one or more SARs granted to the Participant remain outstanding following such transaction, then “Employment” shall mean employment with the transferee. “Employee” and “Employed” shall have correlative meanings.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” shall have the meaning set forth in Section 4.8 hereof.

(n) “Exercise Notice” shall have the meaning set forth in Section 4.8 hereof.

(o) “Fair Market Value” shall mean, (i) prior to the existence of a Public Market for the Units, as determined by the Board in good faith, and (ii) in the event there is a Public Market for the Units, the closing price on the applicable day as reported on the principal securities exchange on which the Units are then listed or admitted to trading.

(p) “Grant Date” shall mean the Grant Date designated by the Board as provided in Section 4.3 herein.

(q) “IPO” shall mean an initial public offering of Units that results in a Public Market in respect of such interests.

(r) “Liquidity Event” shall mean the first to occur of a Change in Control or an IPO.

(s) “Management Unit Holders’ Agreement” shall mean a Unit Holders’ agreement in such form as the Committee may reasonably require be entered into between the Company and the Participant.

(t) “Parent” shall mean Nationstar Mortgage Holdings, Inc.

(u) “Permitted Transferee” shall have the meaning set forth in Section 4.7.

(v) “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(w) “Public Market” shall be deemed to exist, with respect to the Units, if such Units are registered under Section 12(b) or 12(g) of the Exchange Act and trading in such Units regularly occurs in, on or through the facilities of securities exchanges and/or inter-dealer quotation systems in the United States (within the meaning of Section 902(n) of the Securities Act) or any designated offshore securities market (within the meaning of Rule 902(a) of the Securities Act).

(x) “SAR” shall mean a stock settled stock appreciation right relating to the Company, including any right or other instrument that is a modified form thereof created pursuant to Section 4.10 of this Agreement.

(y) “Securities Act” shall mean the Securities Act of 1933, as amended.

(z) “Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3. Administration of the Agreement

3.1 Administration of the Agreement. The Committee shall administer the provisions of this Agreement. The Committee shall have full authority to administer the Agreement, including authority to interpret and construe any provision of the Agreement and to adopt such rules and regulations for administering the Agreement as it may deem necessary or appropriate. Decisions, determinations and adjustments by the Committee shall be final and binding on all Persons, absent fraud. The Committee may, in its absolute discretion, without amendment to the Agreement, accelerate the vesting or waive any condition then adverse to the Participant with respect to the SARs granted under the Agreement.

3.2 Determinations of the Committee. Any determination, prescription or other act of the Committee contemplated hereunder shall be made in the sole discretion of the Committee and shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Committee. No member of the Committee or its employees, partners, directors or associates shall be liable for any action or determination made in good faith with respect to the Agreement. To the full extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Board or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Agreement.

3.4 Compliance with Applicable Law; Securities Matters; Effectiveness of SARs Exercise. Neither the Company nor its Affiliates shall be under any obligation to effect the registration pursuant to the Securities Act of any Units or other interests in the Company or its Affiliates or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates evidencing Units pursuant to the exercise of any SARs, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which equity securities into which such Units may be converted are listed or traded and would not adversely impact the Company or its Affiliates under any credit agreement to which they are then a party. In addition to the terms and conditions provided herein, the Committee may require that the Participant make such reasonable covenants, agreements and representations as the Committee deems advisable in order to comply with any such laws, regulations or requirements. The Company or its Affiliates may, in its sole discretion, defer the effectiveness of an exercise of a SAR hereunder or the issuance or transfer of Units pending or to ensure compliance under federal, state or non-U.S. securities laws. The Company or its Affiliates shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of a SAR or the issuance or transfer of Units. During the period that the effectiveness of the exercise of a SAR has been deferred, the Participant may, by written notice, withdraw such exercise.

3.5 Stockholder Approval. The Agreement is subject to the approval of the shareholders of Parent within the twelve (12) months following the Grant Date. The Committee may not amend the Agreement without the approval of the shareholders of Parent if the amendment would cause the Agreement to fail to comply with any requirement of applicable law or regulation.

4. SARs. Subject to adjustment as provided in Section 4.11 hereof, and subject to the terms and conditions set forth herein, the Committee hereby grants SARs to the Participant with respect to 850,000 Units (the “Grant”).

4.1 Rights Represented by SARs. Upon exercise of all or a portion of the SARs, the Participant thereof shall be entitled to receive a number of Units or an amount of cash, at the election of the Company, with a Fair Market Value, in the aggregate, at the time of exercise equal to the excess of the Fair Market Value of the SARs in respect of the number of Units with respect to which the SARs are being exercised over the Base Price of such SARs (the “Spread Value”).

4.2 Base Price. The base price per Unit of the SARs granted under the Agreement shall be $140.25.

4.3 Grant Date. The Grant Date of the SARs shall be January 1, 2015.

4.4 Vesting; Expiration.

(a) Vesting Date of SARs. Subject to Section 4.6, the SARs shall vest as follows: thirty-three percent (33%) shall vest on November 10, 2015, thirty-three percent (33%) shall vest on November 10, 2016 and the remainder shall vest on November 10, 2017, subject in each case to the Participant remaining Employed on such anniversary (each such date, a “Vesting Date”). Unless the Committee determines otherwise, vesting of the SARs may be suspended during any leave of absence as may be set forth by Company policy, if any.

(b) Expiration of SARs. Except as provided in this Section 4.6, the SARs shall expire on the tenth (10th ) anniversary of the Grant Date.

4.5 Exercisability of SARs. No SAR shall be exercisable prior to a Liquidity Event and the date that such SAR becomes vested, provided that vested SARs shall be exercisable upon a Liquidity Event and at any time thereafter prior to their expiration. Any exercise by the Participant pursuant to this paragraph 4.5 shall be effected by serving an Exercise Notice on the Company as provided in Section 4.8 hereto.

4.6 Effect of Termination of Employment. Except as provided below, prior to the occurrence of a Liquidity Event, on a termination of the Participant’s Employment, unvested and vested SARs will be forfeited upon the date of termination. From and after the occurrence of a Liquidity Event, on a termination of the Participant’s Employment, unvested SARs will be forfeited upon the date of termination, and vested (and unexercised) SARs will: (i) terminate immediately upon a termination of Employment by the Company for Cause and (ii) remain outstanding for thirty (30) days following a termination of Employment for any reason other than Cause; provided, that in no event will any SAR remain outstanding beyond its ten (10) year term. Notwithstanding the previous two sentences, in the event the Participant’s Employment is terminated by the Company without Cause before November 10, 2015, subject to and conditioned upon the Participant at all times complying with the restrictive covenants set forth in Section 5 herein (the “Restrictive Covenants”), the SARs will continue to vest on the original schedule for twelve (12) months following such termination as if the Participant remained employed with the Company, and vested SARs (including those that may vest for the twelve (12)

months following such termination), to the extent not exercised, shall remain outstanding until the earliest of (i) the date that is thirty (30) days following the date that is twelve (12) months after such termination, (ii) the tenth (10th) anniversary of the date of grant, and (iii) the date that the Participant breaches any of his obligations under the Restrictive Covenants. Notwithstanding the foregoing, in the event the Participant’s Employment is terminated by the Company without Cause on or after November 10, 2015, subject to and conditioned upon the Participant at all times complying with the Restrictive Covenants, the SARs will continue to vest on the original schedule for eighteen (18) months following such termination as if the Participant remained employed with the Company, and vested SARs (including those that may vest for the eighteen (18) months following such termination), to the extent not exercised, shall remain outstanding until the earliest of (i) the date that is thirty (30) days following the date that is eighteen (18) months after such termination, (ii) the tenth (10th) anniversary of the date of grant, and (iii) the date that the Participant breaches any of his obligations under the Restrictive Covenants.

4.7 Limitation on Transfer. The SARs shall be exercisable only by the Participant, except that the Participant may assign or transfer his or her rights to: (i) the Participant’s beneficiaries or estate upon the death of the Participant (by will, by the laws of descent and distribution or otherwise) and (ii) subject to the prior written approval by the Committee and compliance with all applicable tax, securities and other laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption) (each of (i) and (ii), a “Permitted Transferee”).

(a) Condition Precedent to Transfer of Any SAR. It shall be a condition precedent to any Transfer of a SAR by the Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of this Agreement and the Management Unit Holders’ Agreement as if he, she or it had been an original signatory thereto, except that any provisions based on the Employment (or termination thereof) of the Participant shall continue to be based on the Employment (or termination thereof) of the Participant.

(b) Effect of Void Transfers. In the event of any purported Transfer of a SAR in violation of the provisions of this Agreement or the Management Unit Holder’s Agreement, such purported Transfer shall, to the extent permitted by applicable law, be void and of no effect.

4.8 Method of Exercise. The SARs may be exercised by delivery of written notice to the Company (the “Exercise Notice”) no less than five business days in advance of the effective date of the proposed exercise (the “Exercise Date”). Such notice shall (a) specify the number of Units with respect to which the SARs are being exercised and the Exercise Date, (b) be signed by the Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable), (c) indicate in writing that the Participant agrees, prior to the existence of a Public Market for the Units, to be bound by the Management Unit Holder’s Agreement, and (d) if the SARs are being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by this Agreement, and, prior to the existence of a Public Market for the Units, the Management Unit Holder’s Agreement, as if they had been original signatories thereto (as provided in Section 4.7 hereof).

The Participant shall be responsible for the payment of applicable withholding and other taxes in cash (or, if approved by the Committee, surrender of Units having an aggregate Fair Market Value equal to such withholding or other taxes) that may become due as a result of the exercise of the SARs or a portion thereof. The partial exercise of the grant of SARs, alone, shall not cause the expiration, termination or cancellation of the remaining SARs.

4.9 Certificates of Units. Subject to Section 3, upon the exercise of SARs and, prior to the existence of a Public Market for the Units, execution of the Management Unit Holder’s Agreement, the Committee shall either cause certificates of Units to be issued in the name of the Participant and delivered to the Participant or cause the ownership of such Units to be otherwise recorded in a book-entry or similar system utilized by the Company as soon as practicable following the Exercise Date. No Units shall be issued to or recorded in the name of the Participant until the Participant agrees, prior to the existence of a Public Market for the Units, to be bound by the Management Unit Holder’s Agreement.

4.10 Amendment of the Agreement and Terms of SARs. The Committee may amend this Agreement in any manner; provided, however, that any such amendment shall not impair or adversely affect the Participant’s pre-existing rights under this Agreement without the Participant’s written consent.

4.11 Certain Adjustments.

(a) Increase or Decrease in Issued Units Without Consideration. Subject to any required action by the holders of Units of the Company, in the event of any increase or decrease in the number of issued Units resulting from a subdivision or consolidation of Units, or any other increase or decrease in the number of such Units effected without receipt of consideration by the holders of Units (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its discretion are necessary or appropriate to prevent the enlargement or dilution of rights with respect to the number of Units subject to outstanding SARs and/or the Base Price per Unit per SAR, in accordance with Section 409A of the Code.

(b) Certain Mergers. In the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Units receive securities of another corporation), the SARs, to the extent outstanding on the date of such merger or consolidation, shall pertain to and apply to the securities that a holder of the number of Units subject to the SARs would have received in such merger or consolidation.

(c) Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which it is not the surviving corporation or (iv) a merger or consolidation involving the Company in which it is the surviving corporation but the holders of Units receive securities of another corporation and/or other property, including cash, the Committee shall (A) provide for the exchange of the SARs, to the extent outstanding immediately prior to such event (whether or not then exercisable), for equity awards based upon some or all of the property for which the Units underlying the SARs is exchanged and, incident thereto, make an equitable adjustment, as determined by the Committee, in the Base Price per Unit, or the number or kind of securities or amount of property subject to the SARs and/or, (B) cancel, effective immediately prior to such event, the outstanding SARs (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash or equity having a Fair Market Value equal to the Spread Value of the SARs, as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(d) Other Changes. In the event of any change in the capitalization of the Company (including, without limitation, any transaction affecting the debt, liabilities or equity of the Company or any Affiliate that could have a similar impact) or a corporate change or Liquidity Event, in each case other than those specifically referred to in Sections 4.11(a) through 4.11(c) hereof, or in the event any change in the capitalization of the Company or a corporate change referred to in Sections 4.11(a) through 4.11(c) hereof requires it, notwithstanding the provisions of Sections 4.11(a) through 4.11(c) above, the Committee, in its sole discretion, may make such adjustments in the number and kind of Units subject to the SARs outstanding on the date on which such change occurs and in the per-Unit Base Price of such SARs, or to the terms governing such SARs, including, without limitation, replacing SARs with equity awards having different but substantially similar terms and based on interests in the Company, the Parent or any of their Affiliates or cancelling any outstanding SARs if the Committee determines that such adjustments, replacements or cancellations are appropriate in order to avoid the enlargement or dilution of rights.

(e) No Other Rights. Except as expressly provided herein, the Participant shall not have any rights by reason of (i) any subdivision or consolidation of Units or other interests in the Company, (ii) the payment of any dividend, any increase or decrease in the number of Units or other interests in the Company, or (iii) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided herein, no issuance by the Company of Units or other interests in the Company shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Units subject to the SARs or the Base Price of such SARs.

(f) Savings Clause and Intention of this Section 4.4(j). It is the intention of this Section 4.11 that upon sale, spin-off or other corporate transaction affecting the Company, the SARs shall be adjusted, replaced or canceled by the Committee in any manner that achieves the tax purposes set forth in this Section 4.11, does not inequitably result in the enlargement or dilution of the rights of Participants and achieves the purposes of this Agreement. No provision of this Section 4.11 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code and the Company, upon reasonable request from the Participant, shall amend this Agreement as necessary to comply with Section 409A of the Code, but maintain the economic intent thereof. Furthermore, any election to adjust, modify, exchange, substitute, cancel or redeem the SARs shall be done in a manner that is compliant with and only to the extent permitted by the provisions of Section 424 of the Code, with respect to individuals subject to taxation in the U.S.

(g) Upon an IPO or a Change in Control, references to the Board and Committee shall be references to such bodies at the Company as opposed to the Parent.

4.12 Code Section 280G. If the Participant is entitled to receive payments and benefits under the Agreement which, if combined with the payments and benefits the Participant is entitled to receive under any other plan, program or arrangement of the Company or an Affiliate, would subject the Participant to an excise tax under Section 4999 of the Code, then the amounts or benefits otherwise due to the Participant under this Agreement will be reduced or waived by the minimum amount necessary to ensure that the Participant will not be subject to such excise tax.

5. Restrictive Covenants. The parties agree that Participant’s Employment with Company involves a position of special trust and confidence wherein, in reliance upon Participant’s promises in this Agreement Participant will be entrusted with access to the Company’s Confidential Information (as defined below) and will be given the opportunity to meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

5.1 Noncompetition. The Participant agrees that during the period of his Employment and during the twenty-four (24) month period following termination of the Participant’s Employment, he shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage and real estate services businesses of the Company or of any other business in which the Company or its Affiliates is engaged at the time of Participant’s termination of Employment, or which is part of the Developing Business, within states in which the Company or its Affiliates is engaged in such business or Developing Business.

5.2 Solicitation of Clients. The Participant agrees that while the Participant is Employed and during the twenty-four (24) month period following termination of the Participant’s Employment, the Participant shall not directly or indirectly, solicit or induce any client of the Company or its Affiliates to terminate his, her or its relationship with the Company or its Affiliates, or otherwise encourage any such person or entity to sever his, her or its relationship with the Company or its Affiliates for any reason.

5.3 Solicitation of Employees and Independent Contractors. The Participant agrees that while the Participant is Employed and for the twenty-four (24) month period immediately following the date of termination of the Participant’s Employment with the Company for any reason, the Participant shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or its Affiliates to terminate his, her or its employment or other relationship with the Company or its Affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its Affiliates for any reason.

5.4 Disparaging Comments. The Participant agrees that he shall not make any disparaging or defamatory comments regarding the Company or its Affiliates or their respective directors, executives or employees, or, after termination of his employment relationship with the Company or its Affiliates, make any such comments concerning any aspect of the termination of their relationship. The obligations of the Participant under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

5.5 Company’s Remedies for Violation of Non-Competition or Non-Solicitation Covenant. In the event that the Participant violates any of the restrictive covenants set forth in Section 5.1, Section 5.2, Section 5.3 or Section 5.4, all SARs held by the Participant, whether vested or unvested, shall be immediately canceled as of the commencement of business on the first date on which such violation occurs. In addition, the Participant agrees that under such circumstances, the Company or its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any such breach or threatened breach of Section 5.1, Section 5.2, Section 5.3 or Section 5.4, without having to post bond, together with reasonable attorney’s fees incurred in enforcing its/their rights hereunder. Furthermore, the Participant shall be obligated to pay to the Company or its Affiliates as liquidated damages, in addition to all other rights and remedies the Company may have, an amount equal to the amount which the Participant will be required to recognize in income for U.S. federal income tax purposes as a result of such Participant’s exercise of SARs at any time following, or within one year prior to, the date of termination of his Employment. The Participant and the Company further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified as minimally as possible to permit its enforcement to the maximum extent permitted by law.

6. Miscellaneous

6.1 Rights as Unit Holder. The Participant shall not have any rights as a Unit Holder with respect to any Units covered by or relating to the SARs granted pursuant to this Agreement until the date the Participant becomes the registered owner of such Units. Except as otherwise expressly provided in Section 4.11 hereof, no adjustment to the SARs shall be made for dividends or other rights for which the record date occurs prior to the effective date such stock is registered.

6.2 No Special Employment Rights. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of Employment or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the SARs.

6.3 No Obligation to Exercise. The Grant to the Participants of the SARs shall impose no obligation upon the Participant to exercise the SARs.

6.4 Retention Policy; Clawback Policy. The Participant must hold Units received upon exercise of the SARs for at least one (1) year following delivery thereof, or, if longer, as required by any retention policy applicable to the Participant. Any consideration received upon exercise shall also be subject to any clawback policy or statute or regulation providing for clawback applicable to the Participant.

6.5 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company:

Solutionstar Holdings LLC

750 Highway 121 BYP, Suite 100

Lewisville, TX 75067

Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.6 Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

6.7 Severability. In the event that one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and the Participant shall be enforceable to the fullest extent permitted by law.

6.8 Arbitration. Except as may be necessary for the Company or its Affiliates to specifically enforce or enjoin a breach of Section 5.1, Section 5.2, Section 5.3 or Section 5.4 of this Agreement, the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to the Participant’s services to the Company, the termination of such services or any other dispute by and between the parties hereto arising from such relationship shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. For purposes of enforcement of the Restrictive Covenants, the Company shall be considered a “prevailing party” if it secures injunctive relief to enforce any of the Restrictive Covenants, with or without reformation of the covenant under Sections 5.5 or 6.7 hereof or otherwise. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, to claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under the Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under the Agreement, or any waiver on the part of any party or any provisions or conditions of the Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

6.10 Limitation on Transfer. The SARs shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under this Agreement and shall be entitled to all the rights of the Participant. All Units obtained pursuant to SARs granted herein shall not be transferred except as provided in this Agreement and/or the Management Unit Holders’ Agreement.

6.11 Governing Law. The Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

[Signature Page Follows]

SOLUTIONSTAR HOLDINGS LLC

BY: NATIONSTAR MORTGAGE, LLC,
The Sole Member

By: Jay Bray
Chief Executive Officer

KAL RAMAN

By: Kal Raman

ANNUAL MEETING OF STOCKHOLDERS OF

NATIONSTAR MORTGAGE HOLDINGS INC.

May 14, 2015

9:00 a.m. (local time)

Dallas/Fort Worth Airport Marriott

8440 Freeport Parkway

Irving, Texas 75063

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/63861C

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

” Please detach along perforated line and mail in the envelope provided. ”

¢	20230300000000000000 4	051415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. The election as director of the nominees listed below (except as marked to the contrary below)				2.	The ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL NOMINEES	NOMINEES: ¦ Wesley R. Edens ¦ Jay Bray
						FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	The approval of an award of Stock Appreciation Rights to the CEO of Solutionstar.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

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e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0                    ¢

NATIONSTAR MORTGAGE HOLDINGS INC.

8950 Cypress Waters Boulevard

Coppell, TX 75019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Bray and Elizabeth K. Giddens as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Nationstar Mortgage Holdings Inc. held of record by the undersigned on March 26, 2015, at the Annual Meeting of Stockholders to be held at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063, on May 14, 2015, or any adjournment or postponement thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

¢	14475 ¢